                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-62674

                                  OFFER TO EXCHANGE
                            ALL OUTSTANDING 8 7/8% SENIOR
                             SUBORDINATED NOTES DUE 2011
                          ($250,000,000 AGGREGATE PRINCIPAL
                                 AMOUNT OUTSTANDING)
                                         FOR
                         8 7/8% SERIES B SENIOR SUBORDINATED
                                  NOTES DUE 2011 OF

                                 BE AEROSPACE, INC.

                               TERMS OF EXCHANGE OFFER
[BE AEROSPACE LOGO]

- Expires 5:00 p.m., New York City time, July 27, 2001, unless extended

- Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

- Tenders of outstanding notes may be withdrawn any time prior to 5:00 p.m. on the business day prior to expiration of the exchange offer

- The exchange of notes will not be a taxable exchange for the U.S. federal income tax purposes

- We will not receive any proceeds from the exchange offer

- The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes

                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 26, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Summary.....................................................    1
Risk Factors................................................   15
Use of Proceeds.............................................   20
The Exchange Offer..........................................   21
Capitalization..............................................   28
Selected Financial Data.....................................   30
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   33
Business....................................................   41
Description of the New Notes................................   53
Plan of Distribution........................................   79
Legal Matters...............................................   80
Experts.....................................................   80
Where You Can Find More Information.........................   80
Incorporation of Certain Information by Reference...........   81

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus and documents incorporated by reference herein and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or will contain, disclosures which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "could," "may," "believe," "will," "expect," "project," "estimate," "intend," "anticipate," "plan," "continue," "predict," "expectations" or other similar words. These statements, including statements regarding our future financial performance and other projections of measures of future financial performance of our company, are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such statements. While we believe these forward-looking statements to be reasonable, projections are necessarily speculative in nature, and it can be expected that one or more of the estimates on which the projections were based may vary significantly from actual results, which variations may be material and adverse. As a result, because these statements are based on expectations as to future performance and events and are not statements of fact, actual events or results may differ materially from those projected. Factors that might cause such a difference include those discussed in our filings with the Securities and Exchange Commission, including but not limited to our most recent proxy statement, Form 10-K and under the heading "Risk Factors" in this prospectus.

     We undertake no obligation, except as required by SEC regulation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should not be considered in isolation and you should make your investment decision only after carefully reading this entire prospectus and the documents incorporated by reference.

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

                                    SUMMARY

     This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus in its entirety. Our fiscal year ends on the last Saturday in February of each year, and references to fiscal 2001 and the like are to the year ended on the last Saturday in February of the referenced year (for example, fiscal 2001 refers to the fiscal year ended February 24, 2001).

                               THE EXCHANGE OFFER

     We completed on April 17, 2001 the private offering of $250 million of 8 7/8% senior subordinated notes due 2011. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer within 150 days of the issuance of the 8 7/8% senior subordinated notes due 2011. You are entitled to exchange in the exchange offer your outstanding notes for registered notes with substantially identical terms. If the exchange offer is not completed within 150 days of the issuance of the 8 7/8% senior subordinated notes due 2011, then the interest rates on the notes will be increased to 9 3/8% per year. You should read the discussion under the heading "-- Summary Description of the New Notes" and "Description of the New Notes" for further information regarding the registered notes.

     We believe that the notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of the notes.

                                  OUR COMPANY

GENERAL

     We are the world's largest manufacturer of cabin interior products for commercial and general aviation aircraft and for business jets. We serve virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. We believe that we have achieved leading global market positions in each of our major product categories, which include:

     - commercial aircraft seats, including an extensive line of first class, business class, tourist class and commuter aircraft seats;

     - a full line of airline food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and ovens;

     - both chemical and gaseous commercial aircraft oxygen delivery systems;
       and

     - business jet and general aviation interior products, including an extensive line of executive aircraft seats, indirect overhead lighting systems, oxygen, safety and air valve products.

     In addition, we design, develop and manufacture a broad range of cabin interior structures such as galleys and crew rests, and provide comprehensive aircraft cabin interior reconfiguration and passenger to freighter conversion engineering services and related component kits.

COMPETITIVE STRENGTHS

     We believe that we have a strong, competitive position attributable to a number of factors, including the following:

          Combination of Manufacturing and Cabin Interior Design Services. We believe that we are the only manufacturer of a broad technologically advanced line of cabin interior products with interior design capabilities. We believe that this positions us to provide "one-stop shopping" to our customers.

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

          Technological Leadership/New Product Development. We believe that we are a technological leader in our industry. We believe our research and development effort and our on-site engineers at both the airlines and airframe manufacturers enable us to play a leading role in developing and introducing innovative products to meet emerging industry trends and customer needs and thereby gain early entrant advantages.

          Proven Track Record of Acquisition Integration. We have demonstrated the ability to make strategic acquisitions and successfully integrate such acquired businesses by identifying opportunities to consolidate facilities and personnel, including engineering, manufacturing and marketing activities, as well as rationalizing product lines. Our acquisition strategy is subject to a number of risks including increasing leverage, the application of restrictive covenants in connection with additional debt incurred for any further acquisitions, the costs of integrating any acquired companies and the creation of significant goodwill.

          Large Installed Base. We believe our large installed base of products, estimated to be approximately $6.3 billion as of February 24, 2001 (valued at replacement prices), is a strategic strength. The airlines tend to purchase spare parts and retrofits and refurbishment programs from the supplier of the original equipment. As a result, we expect our large installed base to generate continued retrofit, refurbishment and spare parts revenue as airlines continue to maintain, evolve and reconfigure their aircraft cabin interiors.

BUSINESS STRATEGY

     Our business strategy is to maintain a leadership position and to best serve our customers by:

     - offering the broadest, most technologically advanced and most integrated product lines and services in the industry, including not only new product and follow-on product sales, but also design, integration, installation and certification services;

     - pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support;

     - aggressively pursuing initiatives of continuous improvement of our manufacturing operations to reduce cycle time, lower cost, improve quality and expand our margins;

     - pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturer and encompassing our entire product line; and

     - pursuing selective strategic acquisitions.

     In addition, due to our recent acquisitions, we have expanded our business strategies to better position ourselves to participate in the large and rapidly growing business of aircraft reconfiguration and passenger to freighter conversion, and also to capitalize on two significant trends in the aerospace industry:

     - major original equipment manufacturers are shrinking their supplier base; and

     - major original equipment manufacturers are accelerating the outsourcing of components and subassemblies.

RECENT ACQUISITIONS

     Effective February 24, 2001, we completed the acquisition of four companies that specialize in manufacturing precision-machined components and assemblies for the aerospace industry: Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc., and Maynard Precision, Inc. We acquired these companies by issuing to the former stockholders a total of approximately 2.9 million shares of our common stock, paying them a total of $5.3 million in cash and assuming or repaying net indebtedness of the acquired companies totaling approximately $11.8 million. This consideration represents an aggregate purchase price of approximately $70.1 million. The aggregate purchase price includes $3.5 million of consideration, represented by 187,500 shares of our common stock that were funded into an escrow account. The payment of this
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

consideration is contingent upon the business of one of the companies achieving specified operating targets during the year ending February 2002. Each of these transactions has been accounted for using the purchase method of accounting.

     We believe that these acquisitions will enable us to achieve a number of important strategic objectives, including:

          Positioning the company to become an outsourcing partner of choice in the rapidly growing business of converting passenger airliners to freighters. Industry experts indicate that the size of the worldwide freighter fleet will nearly double over the next twenty years, adding almost 2,600 aircraft. Industry sources also estimate that almost 70% of that increase is expected to come from converting commercial passenger jets to use as freighters. The cost to purchase a new freighter is significantly greater than the cost to convert an existing aircraft. We benefit substantially from the increase in passenger to freighter conversions since we derive significant revenue from our engineering design and certification services as well as the manufacture and assembly of conversion kits. We have a highly skilled engineering services group which is focused on engineering design, certification and program management of aircraft reconfiguration and passenger to freighter conversions. As a result of our recent acquisitions, we now also have the capability to manufacture a broad range of structural components, connectors and fasteners. We believe that these acquisitions, coupled with our existing capabilities in the reconfiguration and passenger to freighter conversion business, will position us to become an outsourcing partner of choice in this important growth area.

          Broadening and improving our manufacturing capabilities company-wide. We believe these acquisitions are a significant step in establishing manufacturing as a point of differentiation from our competitors. Each of the newly acquired businesses has earned very high ratings for quality and on time delivery. One of the acquired businesses is the only precision machining company in the world which holds The Boeing Company's Gold supplier performance rating, another of the acquired businesses has earned Boeing's Silver supplier performance rating and a third has earned Boeing's Bronze Supplier performance rating. Among the approximately 20,000 suppliers to Boeing, less than one-tenth of 1% have Gold ratings, only 1% have ratings of Silver or better and only 4% have ratings of Bronze or better. We intend to adopt the best practices from these new businesses throughout our company. We believe that the adoption of the best practices of these acquired businesses will assist us in more efficiently designing products for manufacturing, reducing our total manufacturing cycle times, improving quality and lowering costs.

          Participating in the growth opportunity created by major aircraft original equipment manufacturers' outsourcing strategies. The major aerospace manufacturers are increasingly focusing on their areas of core competency -- design, assembly, marketing and finance. As a result, the industry is in the beginning stages of a widespread and accelerating movement toward outsourcing the manufacturing of components and subassemblies. Original equipment manufacturers are concentrating this outsourcing with a smaller group of larger suppliers, aggressively paring down their supplier bases and demanding from them superb quality and advanced manufacturing practices. These industry trends, coupled with the performance rating systems in place at Boeing and Airbus Industries, are placing significant pressure on smaller suppliers to team up with larger entities. We believe there is a significant growth opportunity for properly positioned and larger, well-capitalized suppliers, like us, to capture increasingly larger amounts of manufacturing and assembly work that will be outsourced to a shrinking supplier base. As a result of these outsourcing and consolidation trends, we expect the component manufacturing and assembly business to grow at a faster rate than the overall aerospace industry, and we plan to be one of the companies that benefits from this growth.

OTHER RECENT DEVELOPMENTS

     On May 16, 2001, we completed the sale of 5,750,000 shares of our common stock at $19.50 per share. The terms of the acquisition agreements executed in connection with our four acquisitions as discussed above required us to facilitate the registration and sale of 2,925,253 shares of our common stock that was issued to

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

the selling stockholders of the acquired businesses. The estimated net proceeds from this offering were approximately $106.2 million. Approximately $53.1 million was paid to the former stockholders of the acquired businesses. We received approximately $50.3 million, net of estimated offering costs, from the sale of the 2,824,747 shares of stock we issued in connection with this offering.

                            RECENT OPERATING RESULTS

     Although complete financial statements for the first quarter of fiscal 2002 are not yet available, on June 18, 2001, we announced certain operating results for the fiscal quarter ended May 26, 2001. The following summarizes such operating results. The following operating results are unaudited and should be read in conjunction with "Capitalization," our financial statements, including the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included and incorporated by reference elsewhere in this prospectus.

FIRST QUARTER ENDED MAY 26, 2001

     We earned $7.8 million, or $0.25 per share (diluted), for the first quarter of fiscal 2002 before a $9.3 million (net of taxes) extraordinary item related to our previously-announced early extinguishment of our senior subordinated notes and the repayment of all of our bank borrowings. After such costs, we reported a net loss of ($1.6 million) or ($0.05) per share (diluted).

     Our earnings, before the extraordinary item, were up 75 percent compared to the first quarter of fiscal 2001. Earnings per share before the extraordinary item increased by 39 percent compared to the same period last year. For the first fiscal quarter 2001, we reported net earnings of $4.4 million, or $0.18 per share. Sales for the first quarter of fiscal 2002 increased by 5 percent over the first quarter of fiscal 2001.

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CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(Dollars in thousands)

                                                               THREE MONTHS ENDED
                                                              --------------------
                                                                  (UNAUDITED)
                                                              MAY 26,     MAY 27,
                                                                2001        2000
                                                              --------    --------
Net sales...................................................  $176,833    $169,125
Cost of sales...............................................   110,927     107,572
                                                              --------    --------
  Gross profit..............................................    65,906      61,553
  Gross margin..............................................      37.3%       36.4%
Operating Expenses:
  Selling, general and administrative.......................    24,883      24,041
  Research, development and engineering.....................    12,080      12,981
  Amortization..............................................     6,349       5,868
                                                              --------    --------
Total operating expenses....................................    43,312      42,890
                                                              --------    --------
  Operating earnings........................................    22,594      18,663
  Operating margin..........................................      12.8%       11.0%
Interest expense, net.......................................    13,974      13,731
                                                              --------    --------
Earnings before income taxes................................     8,620       4,932
Income taxes................................................       862         494
                                                              --------    --------
Earnings before extraordinary item..........................     7,758       4,438
Extraordinary item(1).......................................     9,309          --
                                                              --------    --------
  Net earnings (loss).......................................  $ (1,551)   $  4,438
                                                              ========    ========
Earnings Per Common Share Before Extraordinary Item:
  Basic.....................................................  $   0.26    $   0.18
  Diluted...................................................  $   0.25    $   0.18
Net Earnings (Loss) Per Common Share:
  Basic.....................................................  $  (0.05)   $   0.18
  Diluted...................................................  $  (0.05)   $   0.18
Common shares (weighted average and potentially dilutive)...    30,903      25,095

---------------
(1) Expenses related to early extinguishment of 9.875% Senior Subordinated Notes and bank credit facility.

PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414. Our telephone number at that location is (561) 791-5000. You may also obtain additional information about us from our Web site, www.beaerospace.com. Information on our Web site is not part of this prospectus.

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                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $250 million aggregate principal amount of outstanding notes for an equal aggregate principal amount of new notes. The new notes will be obligations of our company entitled to the benefits of the indenture governing the outstanding notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes except that the new notes have been registered under the Securities Act, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding notes, dated April 17, 2001 among us and the initial purchasers in the private offering, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Chase Securities Inc., CIBC World Markets Corp. and First Union Securities, Inc., relating to certain contingent increases in the interest rates provided for pursuant thereto.

Registration rights
agreement.....................   You are entitled to exchange your notes for
                                 registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The exchange offer............   We are offering to exchange $1,000 principal
                                 amount of 8% Series B senior subordinated notes due 2011 which have been registered under the Securities Act of 1933 for each $1,000 principal amount of our outstanding 8 7/8% senior subordinated notes due 2011 which were issued in April 2001 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. As of this date there are $250 million principal amount of notes outstanding. We will issue registered notes on or promptly after the expiration of the exchange offer.

Resale of the new notes.......   Based on an interpretation by the staff of the
                                 Commission set forth in no-action letters issued to third parties, including "Exxon
                                 Capital Holdings Corporation" (available May
                                 13, 1988), "Morgan Stanley & Co. Incorporated"
                                 (available June 5, 1991), "Mary Kay Cosmetics,
                                 Inc." (available June 5, 1991) and "Warnaco,
                                 Inc." (available October 11, 1991), we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 provided that:

                                 - the notes issued in the exchange offer are
                                   being acquired in the ordinary course of business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer;

                                 - you are not a broker-dealer who purchased
                                   such outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act of 1933; and

                                 - you are not an "affiliate" of ours.

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

                                 If our belief is inaccurate and you transfer any note issued to you in the exchange offer without delivering a prospectus meeting the requirement of the Securities Act of 1933 or without an exemption from registration of your notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against such liability.

                                 Each broker-dealer that issued notes in the exchange offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, in connection with any resale of the notes issued in the exchange offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus for an offer to resell or other retransfer of the notes issued to it in the exchange offer. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales. We believe that no registered holder of the outstanding notes is an affiliate (as such term is defined in Rule 405 of the Securities Act) of ours.

                                 The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, July 27, 2001, unless we decide to extend the expiration date.

Accrued interest on the
exchange notes and the
  outstanding notes...........   The new notes will bear interest from April 17,
                                 2001. Holders of outstanding notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment of interest on such outstanding notes accrued from April 17, 2001 to the date of the issuance of the new notes. Consequently, holders who exchange their outstanding notes for new notes will receive the same interest payment on November 1, 2001 (the first interest payment date with respect to the outstanding notes and the new notes to be issued in the exchange offer) that they would have received had they not accepted the exchange offer.

Termination of the exchange
offer.........................   We may terminate the exchange offer if we
                                 determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of outstanding notes will have certain rights against us under the registration rights agreement executed as part of the offering of the

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

                                 outstanding notes should we fail to consummate the exchange offer.

Procedures for tendering
outstanding notes.............   If you are a holder of a note and you wish to
                                 tender your note for exchange pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration date of the exchange offer:

                                      either

                                 - a properly completed and duly executed Letter
                                   of Transmittal, which accompanies this
                                   prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the exchange agent at the address set forth on the cover page of the Letter of Transmittal; or

                                 - a computer-generated message transmitted by
                                   means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal;

                                      and, either

                                 - a timely confirmation of book-entry transfer
                                   of your outstanding notes into the exchange agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer--Procedure for Tendering," must be received by the exchange agent on or prior to the expiration date of the exchange offer; or

                                 - the documents necessary for compliance with
                                   the guaranteed delivery procedures described below.

                                 By executing the Letter of Transmittal, each holder will represent to us that, among other things, (i) the notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act of ours.

Special procedures for
beneficial owners.............   If you are the beneficial owner of notes and
                                 your name does not appear on a security
                                 position listing of DTC as the holder of such notes or if you are a beneficial owner of registered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the exchange offer, you should contact such person whose name your notes or registered notes are registered promptly and instruct such person to tender on your behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of

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

                                 Transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery
procedures....................   If you wish to tender your notes and time will
                                 not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this prospectus under the heading "The Exchange
                                 Offer -- Guaranteed Delivery Procedure."

Withdrawal rights.............   You may withdraw the tender of your notes at
                                 any time prior to 5:00 p.m., New York City time, on July 26, 2001, the business day prior to the expiration date of the exchange offer, unless your notes were previously accepted for exchange.

Acceptance of outstanding
notes and delivery of exchange
  notes.......................   Subject to certain conditions (as summarized
                                 above in "Termination of the Exchange Offer" and described more fully under "The Exchange
                                 Offer -- Termination"), we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Certain U.S. federal income
tax consequences..............   The exchange of the notes will generally not be
                                 a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Use of proceeds...............   We will not receive any proceeds from the
                                 issuance of notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange agent................   The Bank of New York is serving as exchange
                                 agent in connection with the exchange offer.
                                 The exchange agent can be reached at Corporate
                                 Trust Trustee Administration, 101 Barclay
                                 Street, Floor 21W, New York, NY 10286. For more information with respect to the exchange offer, the telephone number for the exchange agent is
                                 (212) 815-3738 and the facsimile number for the exchange agent is (212) 815-6339.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Notes offered.................   $250,000,000 aggregate principal amount of
                                 8 7/8% Series B senior subordinated notes due
                                 2011.

Maturity date.................   May 1, 2011.

Interest payment dates........   May 1 and November 1 of each year, commencing
                                 November 1, 2001.

Ranking.......................   The notes will be unsecured senior subordinated
                                 obligations and will be subordinated to all our existing and future senior indebtedness. The notes will rank equally with all our other existing and future senior subordinated indebtedness, including our currently outstanding 9 1/2% senior subordinated notes due 2008 and 8% senior subordinated notes due
                                 2008, and will rank senior to all our
                                 subordinated indebtedness. The notes
                                 effectively will rank junior to all liabilities of our subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full. The terms "senior indebtedness" and "subordinated indebtedness" are defined in the "Description of the New Notes -- Subordination" and "Description of the New Notes -- Certain
                                 Definitions" sections of this prospectus.

                                 As of February 24, 2001, after giving pro forma effect to the offering of the outstanding notes and our use of the net proceeds from the offering, we would have had outstanding $699.6 million of senior subordinated indebtedness and no senior indebtedness outstanding and our subsidiaries would have had $3.4 million indebtedness outstanding.

Optional redemption...........   We may redeem the notes, in whole or in part,
                                 at any time on or after May 1, 2006, at the redemption prices set forth in this prospectus.

Public equity offering
optional redemption...........   Before May 1, 2004, we may redeem up to 35% of
                                 the aggregate principal amount of the notes with the net proceeds of a public equity offering at 108.875% of the principal amount thereof, plus accrued interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption. See "Description of the New
                                 Notes -- Optional Redemption."

Change of control.............   Upon certain change of control events, each
                                 holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. See
                                 "Description of the New Notes -- Certain
                                 Definitions" for the definition of a Change of Control.

Certain covenants.............   The indenture governing the notes will contain
                                 covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

                                 - incur additional indebtedness,

                                 - incur additional senior subordinated
                                   indebtedness,

                                 - pay dividends on, redeem or repurchase our
                                   capital stock,

                                 - make investments,

                                 - issue or sell capital stock of restricted
                                   subsidiaries,

                                 - engage in transactions with affiliates,

                                 - create certain liens,

                                 - sell assets,

                                 - guarantee indebtedness,

                                 - restrict dividend or other payments to us,
                                   and

                                 - consolidate, merge or transfer all or
                                   substantially all our assets and the assets of our subsidiaries on a consolidated basis.

                                 These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Notes" in this prospectus.

Exchange offer; registration
rights........................   Under a registration rights agreement executed
                                 as part of the offering of the outstanding notes, we have agreed to:

                                 - file a registration statement within 60 days
                                   after the issue date of the notes enabling note holders to exchange the privately placed notes for publicly registered notes with identical terms,

                                 - use our best efforts to cause the
                                   registration statement to become effective within 120 days after the issue date of the notes,

                                 - consummate the exchange offer within 150 days
                                   after the effective date of our registration date, and

                                 - use our best efforts to file a shelf
                                   registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

                                 The interest rate on the notes will increase if we do not comply with our obligations under the registration rights agreement. See "The Exchange Offer."

Risk factors..................   See "Risk Factors" for a discussion of factors
                                 you should carefully consider before deciding to invest in the notes.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     This summary financial data is intended only as a convenient reference. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the fiscal years ended February 27, 1999, February 26, 2000 and February 24, 2001, incorporated by reference from our annual report on Form 10-K for fiscal years ended February 24, 2001, which include, among other things, the audited consolidated financial statements and notes thereto for fiscal 1999, 2000 and 2001 and the independent auditors' report. Our financial statements and the information herein should be read together for a complete understanding of our financial position, results of operations, cash flows and changes in stockholders' equity. See also "Capitalization" for a description of our capitalization as of February 24, 2001 as adjusted for our recent debt and equity offerings, which are described further in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                       FISCAL YEAR ENDED
                                                          --------------------------------------------
                                                          FEBRUARY 27,    FEBRUARY 26,    FEBRUARY 24,
                                                            1999(A)         2000(B)         2001(C)
                                                          ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Net sales...............................................   $ 701,325        $723,349        $666,444
Cost of sales...........................................     522,875         543,682         416,626
                                                           ---------        --------        --------
  Gross profit..........................................     178,450         179,667         249,818
Operating expenses:
  Selling, general and administrative...................      83,648          94,891          92,541
  Research, development and engineering.................      56,207          54,004          48,898
  Amortization of intangible assets(d)..................      22,498          24,076          23,408
  Acquisition and initial public offering costs.........          --              --           8,276
  Transaction gain, expenses and other expenses.........      53,854              --              --
                                                           ---------        --------        --------
  Total operating expenses..............................     216,207         172,971         173,213
                                                           ---------        --------        --------
  Operating earnings (loss).............................     (37,757)          6,696          76,695
Equity in losses of unconsolidated subsidiary...........          --           1,289              --
Interest expense, net...................................      41,696          52,921          54,170
                                                           ---------        --------        --------
Earnings (loss) before income taxes and extraordinary
  item..................................................     (79,453)        (47,514)         22,525
Income taxes............................................       3,900           3,283           2,253
                                                           ---------        --------        --------
Net earnings (loss).....................................   $ (83,353)       $(50,797)       $ 20,272
                                                           =========        ========        ========
OTHER DATA:
Gross margin............................................        25.4%           24.8%           37.5%
Net earnings (loss).....................................   $ (83,353)       $(50,797)       $ 20,272
EBITDA(e)...............................................       2,933          48,933         119,450
Net cash flows provided by operating activities.........      15,215          16,886          57,860
Net cash flows from investing activities................    (226,849)        (49,419)        (18,006)
Net cash flows from financing activities................      86,690          30,683         (16,005)
Depreciation and amortization...........................      40,690          42,237          42,755
Capital expenditures....................................      37,465          33,169          17,133
Backlog (at end of period)..............................     640,000         470,000         600,000

                                                                      (footnotes
on following page)

                                                              AS OF FEBRUARY 24, 2001
                                                              -----------------------
BALANCE SHEET DATA:
Working capital.............................................         $174,897(f)
Intangible and other assets, net............................          433,379(d)
Total assets................................................          935,995
Long-term debt, including current portion...................          609,658
Stockholders' equity........................................          135,274(f)

     The following table sets forth our adjusted gross profit, adjusted gross margin, adjusted operating earnings, adjusted net earnings and adjusted EBITDA excluding the costs associated with the seating manufacturing problems which we encountered during fiscal 2000, restructuring costs to reduce facilities and personnel costs, and acquisition and other costs as described in the notes to summary financial data. Adjusted gross profit, adjusted gross margin, adjusted operating earnings, adjusted net earnings and adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles and may not be consistent with similarly titled measures used by other companies. However, we believe these measures of earnings help provide a better understanding of our underlying operating results.

                                                                       FISCAL YEAR ENDED
                                                          --------------------------------------------
                                                            FEBRUARY        FEBRUARY        FEBRUARY
                                                              27,             26,             24,
                                                            1999(a)         2000(b)         2001(c)
                                                          ------------    ------------    ------------
Adjusted gross profit...................................    $266,275        $263,340        $249,818
Adjusted gross margin...................................        38.0%           36.4%           37.5%
Adjusted operating earnings.............................     103,922         101,071          84,971
Adjusted net earnings...................................      51,648          40,578          27,720
Adjusted EBITDA(e)......................................     144,612         143,308         127,726

---------------
(a) As a result of acquisitions in 1999, we recorded a charge of $79,155 for the write-off of acquired in-process research and development and acquisition-related expenses. We also sold a 51% interest in our in-flight entertainment business as a result of which we recorded a gain of $25,301. Transaction gain, expenses and other expenses for the fiscal year ended February 27, 1999, consist of the in-process research and development and other acquisition expenses, offset by the gain attributable to the sale of our in-flight entertainment business. During fiscal 1999, we implemented a restructuring plan. In connection therewith we closed 7 plants and we reduced the size of our workforce by approximately 1,000. As a result, we incurred $87,825 of cost which included both the restructuring referred to above and the rationalization of related product lines and the introduction of new products.

(b) Our operating results during fiscal 2000 were negatively impacted due to operational problems in our seating operations. These problems, which have since been resolved, arose due to a misalignment between our manufacturing processes and our newly installed Enterprise Resource Planning, or ERP, system. The aggregate impact of these problems on our operating results was $94,375 for the year ended February 26, 2000. Substantially all of these costs have been included as a component of cost of sales. Excluding such costs and charges and for the year ended February 26, 2000, our adjusted gross profit was $263,340, our adjusted gross margin was 36.4%, our adjusted operating earnings were $101,071 and our adjusted net earnings were $40,578.

(c) Our operating results during fiscal 2001 were negatively impacted by costs related to recently completed acquisitions and costs attributable to the termination of our subsidiary Advanced Thermal Sciences' initial public offering. The aggregate impact of these items on our results was $8.3 million for the fiscal year ended February 24, 2001.

(d) Intangible and other assets consist of goodwill and other identified intangible assets associated with our acquisitions. Goodwill and other identified intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from 3-30 years. See also "Risk Factors -- Our total assets include substantial intangible assets. The write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations."

(e) EBITDA represents net earnings before deducting equity in losses of unconsolidated subsidiary, extraordinary items, income tax expenses, interest expense, net, and depreciation and amortization expense. EBITDA is not a measurement in accordance with generally accepted accounting principles. EBITDA is presented to help you in fully analyzing our financial condition. These data are not intended to be a substitute for net income
    (loss) or operating cash flow as a measure of our profitability or liquidity in accordance with generally accepted accounting principles. EBITDA and adjusted EBITDA, as defined, may not be consistent with similar measures used by other companies. Adjusted EBITDA represents EBITDA excluding the costs associated with the seating manufacturing problems which we encountered during fiscal 2000, restructuring costs to reduce facilities and personnel costs, and acquisition, initial public offering and other costs as described above.

(f) On April 17, 2001 we sold $250,000 of 8 7/8% senior subordinated notes in a private offering. The net proceeds less estimated debt issue costs from the sale of these notes were approximately $242,800. Approximately $66,700 of the net proceeds were used to repay the our bank credit facility, which was terminated. On April 17, 2001 we issued a notice to call the 9 7/8% senior subordinated notes due 2006 at a price of approximately $104,970 (including a call premium of approximately $4,900). On May 16, 2001 we completed the offering of 5,750,000 shares of our common stock at $19.50 per share. The former owners of the four acquisitions we completed effective February 24, 2001 received approximately $53.1 million from the sale of the 2.9 million shares we issued to them as part of the four acquisitions we completed effective February 24, 2001. We received approximately $50.3 million, net of estimated offering costs, from the sale of approximately 2.8 million shares by us. Neither of these financings is reflected in the above Summary Financial Data as of February 29, 2001.

                                  RISK FACTORS

     You should carefully consider the risks described below, in addition to the other information in this prospectus, before making a decision to purchase the senior subordinated notes.

RISKS ASSOCIATED WITH THE SENIOR SUBORDINATED NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND WILL REQUIRE THAT A SIGNIFICANT PORTION OF OUR CASH FLOW BE USED FOR DEBT SERVICE

     We have substantial indebtedness and, as a result, significant debt service obligations. As of February 24, 2001, we had approximately $609.7 million aggregate amount of indebtedness outstanding, representing approximately 82.1% of total capitalization. As of February 24, 2001, after giving pro forma effect to our recent debt offering and our recent equity offering and the application of the net proceeds therefrom, our indebtedness would have aggregated approximately $703.0 million, including short and long-term debt of our subsidiaries of $3.4 million, representing approximately 79.8% of total capitalization. We could incur substantial additional indebtedness in the future. We intend to replace our bank credit facility, which we terminated in connection with our recent debt offering, as soon as reasonably practicable. We have no principal maturities on our outstanding indebtedness prior to 2008 (other than principal maturities of our subsidiaries aggregating $3.4 million). Our annual debt service payment obligations consisting of cash payments of interest, giving pro forma effect to our recent debt offering, are expected to be approximately $61.2 million.

     The degree of our leverage and, as a result, significant debt service obligations, could have significant consequences to purchasers or holders of our shares of common stock, including:

     - limiting our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, acquisitions, debt service requirements or other general corporate requirements;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of those funds to fund debt service obligations;

     - increasing our vulnerability to adverse economic and industry conditions; and

     - if we are able to replace our bank credit facility, increasing our exposure to interest rate increases because borrowings under a new bank credit facility will likely be at variable interest rates.

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS, WHICH MAY REQUIRE US TO REFINANCE OUR DEBT, OBTAIN ADDITIONAL FINANCING OR SELL ASSETS

     Our ability to satisfy our debt service obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors, beyond our control. If, in the future, we cannot generate sufficient cash from operations to meet our debt service obligations, we will need to refinance, obtain additional financing or sell assets. Our business may not generate cash flow, and we may not be able to obtain funding, sufficient to satisfy our debt service requirements.

WE HAVE SIGNIFICANT FINANCIAL AND OPERATING RESTRICTIONS IN OUR DEBT INSTRUMENTS THAT MAY, AMONG OTHER THINGS, LIMIT OUR ABILITY TO PAY DIVIDENDS, MERGE OR CONSOLIDATE OR SELL OR OTHERWISE DISPOSE OF ASSETS

     The indentures governing our outstanding notes contain numerous financial and operating covenants that limit our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments and to sell or otherwise dispose of assets and merge or consolidate with other entities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. We intend to replace our bank credit facility, which was cancelled on April 17, 2001, with a new credit facility as soon as reasonably practicable. We expect any new credit facility to contain customary affirmative and negative covenants. A failure to comply with the obligations contained in any current or future agreements governing our indebtedness, including our indentures, could result in an event of default under our bank credit facilities, or such indentures, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.

SUBORDINATION -- YOUR RIGHT TO RECEIVE PAYMENT ON THESE NOTES IS JUNIOR TO ALL OF OUR SENIOR INDEBTEDNESS AND OBLIGATIONS OF OUR SUBSIDIARIES

     The notes will be subordinate to all our senior indebtedness. In addition, the notes effectively will rank junior to all liabilities of our subsidiaries. As of February 24, 2001, after giving pro forma effect to the offering of notes and our use of the net proceeds of the offering, we would have had outstanding $699.6 million of senior subordinated indebtedness and no senior indebtedness and our subsidiaries would have had $3.4 million of indebtedness outstanding. We also may incur additional senior indebtedness consistent with the terms of our debt agreements. We intend to replace our existing bank credit facility with a new credit facility as soon as reasonably practicable and any borrowings under a new credit facility would be senior indebtedness. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments on the notes. In addition, certain events of default under our senior indebtedness would prohibit us from making any payments on the notes. The term "senior indebtedness" is defined in the "Description of New
Notes -- Subordination" section of this prospectus.

NOTES ARE UNSECURED

     In addition to being subordinate to all of our senior indebtedness, the notes will not be secured by any of our assets. We intend to replace our existing bank credit facility with a new credit facility as soon as reasonably practicable and any borrowings under a new credit facility would likely be secured by substantially all of our assets. If we became insolvent or are liquidated, or if payment under such bank credit facilities were accelerated, the lenders under such bank credit facilities would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, such bank lenders or any other secured lenders we may in the future have would have a claim on such assets before the holders of these notes. For a description of our debt agreements see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS TO PURCHASE NOTES UPON A CHANGE OF CONTROL AS REQUIRED BY THE INDENTURE

     Upon certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our debt agreements. There can be no assurance that we would be able to repay amounts outstanding under our 8% or 9 1/2% notes or obtain necessary consents under such facilities to repurchase these notes. Upon the happening of a change of control event, we will be required to offer to purchase all of the outstanding 8% senior subordinated notes and 9 1/2% senior subordinated notes due 2008. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "Change of Control" is defined in the "-- Description of New Notes -- Certain Definitions."

RISKS RELATING TO OUR BUSINESS

WE ARE DIRECTLY DEPENDENT UPON THE CONDITIONS IN THE AIRLINE INDUSTRY AND A SEVERE AND PROLONGED DOWNTURN COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS

     Our principal customers are the world's commercial airlines. As a result, our business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s, the world airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and by delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in our business and profitability. Since 2000, increases in fuel prices, the softening of the global economy and labor unrest have negatively impacted airline profitability. A number of airlines have announced that they expect these trends to continue in calendar year 2001. Should the airline industry suffer a severe and prolonged downturn which adversely affects their profitability, discretionary airline spending, including for new aircraft and cabin interior refurbishments and upgrades, would be more closely monitored or even reduced. In addition, any prolonged labor unrest experienced by any of our major customers could lead to a delay in their scheduled refurbishment and upgrade programs. Lower capital spending by the airlines or delays in scheduled programs could lead to reduced orders of our products and services and, as a result, our business and profitability could suffer. Our business and profitability have historically suffered during downturns in the airline industry.

THE AIRLINE INDUSTRY IS HEAVILY REGULATED AND FAILURE TO COMPLY WITH APPLICABLE LAWS COULD REDUCE OUR SALES OR REQUIRE US TO INCUR ADDITIONAL COSTS TO ACHIEVE COMPLIANCE, WHICH COULD REDUCE OUR RESULTS OF OPERATIONS

     The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming.

     From time to time the FAA proposes new regulations. These new regulations generally cause an increase in costs to comply with these regulations. When the FAA first enacted Technical Standard Order C127, all seating companies were required to meet these new rules. See "Business -- Government Regulation" on page 40 of this prospectus. Compliance with this rule required industry participants to spend millions of dollars on engineering, plant and equipment to comply with the regulation. A number of smaller seating companies decided that they did not have the resources, financial or otherwise, to comply with these rules and they either sold their businesses or ceased operations.

     To the extent the FAA, or comparable agencies, implements rule changes in the future, we may incur additional costs to achieve compliance.

THE AIRLINE INDUSTRY IS SUBJECT TO EXTENSIVE HEALTH AND ENVIRONMENTAL REGULATION, ANY VIOLATION OF WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITIES AND PENALTIES

     We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability relating to our operations, our facilities, or facilities we may acquire.

WE COMPETE WITH A NUMBER OF ESTABLISHED COMPANIES, SOME OF WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNOLOGICAL AND MARKETING RESOURCES THAN WE DO AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES

     We compete with numerous established companies. Some of these companies, particularly in the passenger to freighter conversion business, have significantly greater financial, technological and marketing resources than we do. Our ability to be an effective competitor will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products to be selected for installation in new aircraft, including next-generation aircraft, and in avoiding product obsolescence. Our ability to maintain or expand our market position in the rapidly growing passenger to freighter conversion business will depend on our success in being selected to convert specific aircraft, our ability to maintain and enhance our engineering design, our certification and program management capabilities and our ability to effectively use our recent acquisitions to manufacture a broader range of structural components, connectors and fasteners used in this business.

IF WE ARE UNABLE TO MANUFACTURE QUALITY PRODUCTS AND TO DELIVER OUR PRODUCTS ON TIME, WE MAY BE SUBJECT TO INCREASED COSTS OR LOSS OF CUSTOMERS OR ORDERS, WHICH COULD REDUCE OUR RESULTS OF OPERATIONS

     During the latter part of fiscal 1999 and throughout fiscal 2000, we experienced significant operating inefficiencies in our seating programs which resulted in delayed deliveries to customers, increased re-work of seating products, claims for warranty, penalties, out of sequence charges, substantial increases in air freight and other expedite-related costs. In addition, as a result of our late customer deliveries, certain airlines diverted their seating programs to other manufacturers. To the extent we suffer any of these inefficiencies or shortcomings in the future we will likely experience significant penalties and loss of customers.

OUR ACQUISITION STRATEGY MAY BE LESS SUCCESSFUL THAN WE EXPECT AND THEREFORE, OUR GROWTH MAY BE LIMITED

     We intend to consider future acquisitions. We intend to consider future strategic acquisitions, some of which could be material to us and which may include companies that are substantially equivalent or larger in size compared to us. We continually explore and conduct discussions with many third parties regarding possible acquisitions. As of the date of this prospectus, we have no acquisition agreements to acquire any business or assets. Our ability to continue to achieve our goals may depend upon our ability to identify and successfully acquire attractive companies, to effectively integrate such companies, achieve cost efficiencies and to manage these businesses as part of our company.

     We will have to integrate any acquisitions into our business. The difficulties of combining the operations, technologies and personnel of companies we acquire, including those we acquired effective February 24, 2001, into our company include:

     - coordinating and integrating geographically separated organizations; and

     - integrating personnel with diverse business backgrounds.

     We may not be able to effectively manage or integrate the acquired companies. Further, we may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions, increased competition and the loss of certain customers resulting from the acquisitions. In addition, the process of integrating these businesses could cause an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. The diversion of management's attention and any delays or difficulties encountered in connection with the transition and integration of these businesses could negatively impact our business and results of operations if any of the above adverse effects were to occur. Further, the benefits that we anticipate from these acquisitions may not develop.

     We will have to finance any future acquisitions. Depending upon the acquisition opportunities available, we may need to raise additional funds or arrange for additional bank financing. We may seek such additional funds through public offerings or private placements of debt or equity securities or bank loans. We also intend to replace our existing bank credit facility with a new facility as soon as reasonably practicable. Issuance of additional equity securities by us could result in substantial dilution to stockholders. The incurrence of additional indebtedness by us could have adverse consequences to stockholders as described above. In the absence of such financing, we might not be able to make future acquisitions in accordance with our business strategy, to absorb adverse operating results, to fund capital expenditures or to respond to changing business and economic conditions, all of which may negatively affect our business, results of operations and financial condition.

THERE ARE RISKS INHERENT IN INTERNATIONAL OPERATIONS THAT COULD, AMONG OTHER THINGS, EXPOSE US TO CURRENCY RISK, FOREIGN CURRENCY TRANSLATION ADJUSTMENTS, ADDITIONAL COSTS OR LOSS OF SALES, WHICH COULD NEGATIVELY AFFECT OUR OPERATING RESULTS

     Our operations are primarily in the United States, with approximately 24% of our sales during fiscal 2001 coming from our foreign operations in the United Kingdom and the Netherlands. While the majority of our operations are based domestically, each of our facilities sells to airlines all over the world. As a result, 40% or more of our consolidated sales for the past three fiscal years was to airlines located outside the United States. We have direct investments in a number of subsidiaries in foreign countries (primarily in Europe). Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. At February 24, 2001, we reported a cumulative foreign currency translation loss of $21.9 million in stockholders' equity as a result of foreign currency adjustments, and we may incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. If in the future a substantial majority of our sales were not denominated in the currency of the country of product origin, we could face increased currency risk. Also, changes in the value of the U.S. dollar or other currencies could result in fluctuations in foreign currency translation amounts or the U.S. dollar value of transactions and, as a result, our net earnings could be reduced. Our largest foreign currency exposure results from activity in Dutch guilders and British pounds.

     We may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our net earnings could be negatively affected by any unfavorable fluctuations in foreign currency exchange rates.

     Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could negatively affect our operating results.

OUR TOTAL ASSETS INCLUDE SUBSTANTIAL INTANGIBLE ASSETS. THE WRITE-OFF OF A SIGNIFICANT PORTION OF UNAMORTIZED INTANGIBLE ASSETS WOULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS

     Our total assets reflect substantial intangible assets. At February 24, 2001, intangibles and other assets, net, represent approximately 46.3% of total assets and 320.4% of stockholders' equity. Intangible assets consist of goodwill and other identified intangible assets associated with our acquisitions, representing the excess of cost over the fair value of the tangible assets we have acquired since 1989. We may not be able to realize the value of these assets. Goodwill and other intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from 3 to 30 years. At each balance sheet date, we assess whether there has been an impairment in the value of intangible assets. If the carrying value of the asset exceeds the estimated undiscounted future cash flows from operating activities of the related business, an impairment is deemed to have occurred. In this event, the amount is written down accordingly. Under current accounting rules, this would result in a charge to operating earnings. Any determination requiring the write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations and total capitalization, which effect could be material. As of February 24, 2001 we have determined that no impairment existed.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to us from the issuance of the new notes pursuant to the exchange offer. The net proceeds less estimated debt issue costs received by us from the sale of the outstanding notes are approximately $242.8 million. We used approximately $104.9 million of the net proceeds from the offering to redeem our 9 7/8% senior notes due 2006, including redemption premiums of approximately $4.9 million.

     We used approximately $66.7 million of the net proceeds to repay the balance outstanding under our bank credit facility, which was then terminated. Balances under the facility were borrowed primarily to fund working capital and acquisitions. The bank credit facility bore interest, as of April 6, 2001, at a weighted average rate of approximately 8.4% per year and was repayable in August 2004. We intend to replace the bank credit facility with a new credit facility as soon as reasonably practicable.

     The remainder of the net proceeds were added to our cash and cash equivalents which will be used for working capital and for general corporate purposes, which may include potential future acquisitions. We continuously explore and conduct discussions with many third parties regarding possible acquisitions. As of the date of this prospectus, we have no acquisition agreements to acquire any businesses or assets.

     We have invested the net proceeds not yet applied in short-term, interest bearing securities.

                               THE EXCHANGE OFFER

GENERAL

     In connection with the sale of the outstanding notes, the purchasers thereof became entitled to the benefits of certain registration rights. Pursuant to the registration rights agreement executed as part of the offering, we agreed to (i) file within 60 days, and cause to become effective within 120 days of the date of the original issue of the outstanding old notes, the registration statement of which this prospectus is a part with respect to the exchange of the old notes for the new notes to be issued in the exchange offer and (ii) cause the exchange offer to be consummated within 150 days of the original issue of the old notes. The new notes have terms identical in all material respects to the terms of the old notes. However, in the event that any changes in law or applicable interpretation of the staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 150 days following the date of the original issue of the old notes, or if any holder of the old notes other than the initial purchasers in the offering (the "Initial Purchasers") is not eligible to participate in the exchange offer, or upon the request of any initial purchaser under certain circumstances, we have agreed to use its best efforts to cause to become effective the 150th day after the original issue of the old notes, a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective until three years after the effective date thereof (or until one year after such effective date if such shelf registration statement is filed at the request of the initial purchasers under certain circumstances). We also had agreed that in the event that either (i) the registration statement is not filed with the SEC on or prior to the 60th calendar day following the date of the original issue of the old notes or (ii) the registration statement is not declared effective on or prior to the 120th calendar day following the date of the original issue of the old notes or (iii) the exchange offer is not consummated or a shelf registration statement is not declared effective on or prior to the 150th calendar day following the original issue of the old notes, the interest rate borne by the old notes shall be increased by one-half of 1% per annum after such 60-day period in the case of clause (i) above, after such 120-day period in the case of clause (ii) above or after such 150-day period in the case of clause (iii) above. The aggregate amount of such increase from the original interest rate pursuant to those provisions will in no event exceed one-half of 1% per annum. Upon (x) the effectiveness of the registration statement after the 120-day period in clause (ii) above or (y) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be, after the 150-day period outlined in clause (iii) above, the interest rate borne by the old notes from the date of such filing or effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if we are otherwise in compliance with such requirements.

     In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any outstanding old notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such old notes will remain at its initial level of 8 7/8%. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having exchanged new notes for all outstanding old notes (other than old notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, new notes for all old notes that have been tendered and not withdrawn on the expiration date. Upon consummation, holders of old notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors -- Consequences of Failure to Exchange."

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept all old notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without a compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the new notes in its ordinary course of business and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the new notes. Holders of old notes wishing to accept the exchange offer must represent to us that such conditions have been met.

     Each broker-dealer that receives new notes in exchange for old notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of new notes received in exchange for old notes. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     As of the date of this prospectus, $250 million aggregate principal amount of the old notes is outstanding. In connection with the issuance of the old notes, we arranged for the old notes initially purchased by Qualified Institutional Buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The new notes will also be issuable and transferable in book-entry form through DTC.

     This prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of June 28, 2001, which is the record date for purposes of the exchange offer.

     We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. See
"-- Exchange Agent." The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving new notes from us and delivering new notes to such holders.

     If any tendered old notes are not accepted for any exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted old notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders of old notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATES, EXTENSIONS, AND AMENDMENTS

     The term "expiration date" shall mean July 27, 2001 unless we in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of old notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

     We reserve the right (i) to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

     Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The new notes will bear interest from April 17, 2001 payable semiannually on May 1 and November 1 of each year commencing on November 1, 2001, at the rate of 8 7/8% per annum. Holders of old notes whose old notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from April 17, 2001 until the date of the issuance of the new notes. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on November 1, 2001 (the first interest payment date with respect to the old notes and the new notes) that they would have received had they not accepted the exchange offer.

PROCEDURE FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the old notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

     The method of delivery of old notes and the Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or old notes should be sent to us.

     Only a holder of old notes may tender such old notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

     Any beneficial holder whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the old notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes.

     If the Letter of Transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such old notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, or, as set forth under "-- Termination," to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

     By tendering, each holder of old notes will represent to us that among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the new notes and that neither the holder nor any such other person in an "affiliate" of our company within the meaning of Rule 405 under the Securities Act.

GUARANTEED DELIVERY PROCEDURE

     Holders who wish to tender their old notes and (i) whose old notes are not immediately available, or (ii) who cannot deliver their old notes, the Letter of Transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     (a) The tender is made through an Eligible Institution:

     (b) Prior to the expiration date, the exchange agent receives from such eligible institution a properly competed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the exchange agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agents' account at DTC of old notes delivered electronically and all other documents required by the Letter of Transmittal are received by the exchange agent within five business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date, unless previously accepted for exchange.

     To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day, prior to the expiration date and prior to acceptance for exchange thereof by the company. Any such notice of withdrawal must (i) specify the name of the person having deposited the old notes to be withdrawn (the "Depositor"), (ii) identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the old notes to register the transfer of such old notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such old notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

TERMINATION

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes not therefore accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the SEC or court of competent jurisdiction in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

     If we determine that we may terminate the exchange offer, as set forth above, we may (i) refuse to accept any old notes and return any old notes that have been tendered to the holders thereof, (ii) extend the exchange offer and retain all old notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes, or (iii) waive such termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of old notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bank of New York, the Trustee under the indenture governing the notes (the "Indenture"), has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

     By Mail or Hand Delivery: The Bank of New York
                          101 Barclay Street
                          New York, New York 10286
                          Attention: Reorganization Section 7-E

     Facsimile Transmission:     (212) 815-6339

     Confirm by Telephone:     (212) 815-3738

FEES AND EXPENSES

     The expense of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent's reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will by payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizing the federal income tax consequences of the exchange offer reflects the opinion of Shearman & Sterling, counsel to the company, as to material federal income tax consequences expected to result from the exchange offer. An opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the courts, and there can be no assurances that the IRS will not take, and that a court would not sustain, a position to the contrary to that described below. Moreover, the following discussion does note constitute comprehensive tax advice to any particular holder of old notes. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect. Each holder of old notes should consult its own tax advisor as to these and any other federal income tax consequences of the exchange offer as well as any tax consequences to it under foreign, state, local or other law.

     In the opinion of Shearman & Sterling, exchanges of old notes for new notes pursuant to the exchange offer will be treated as a modification of the old notes that does not constitute a material change in their terms, and the company intends to treat the exchanges in that manner. Therefore an exchanging holder will not recognize any gain or loss in respect of an exchange of an old note for a new note, and such holder's basis and holding period in the new note will be the same as such holder's basis and holding period in the old note. The exchange offer will result in no federal income tax consequences to a non-exchanging holder.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of February 24, 2001:

     - on an actual basis, which includes the four acquisitions we recently completed effective February 24, 2001 as described in "Summary -- Recent Acquisitions";

     - as adjusted to reflect the sale of the outstanding old notes in our recently completed debt offering and the application of the net proceeds to us. We used approximately $105.0 million of the net proceeds from the offering to redeem our 9 7/8% senior subordinated notes due 2006 and approximately $66.7 million to repay the balance outstanding under our bank credit facility, with the remainder added to our cash and cash equivalents which will be used for working capital and for general corporate purposes, including potential future acquisitions; and

     - as further adjusted to reflect the sale of 2,824,747 shares of our common stock by us out of a total of 5,750,000 shares of our common stock (including the exercise by the underwriters of their option to purchase an additional 750,000 shares from us to cover over-allotments) sold in our recently completed equity offering and the application of the estimated net proceeds to us from the sale of those shares, as if such offering had occurred as of February 24, 2001. The table is also adjusted to reflect proceeds we were entitled to as a result of the resale by certain of our selling stockholders of 2,889,608 million shares of our common stock out of the total shares sold in our equity offering as described in footnote (3) below.

     This table should be read in conjunction with our consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

                                                                         AS OF FEBRUARY 24, 2001
                                                              ---------------------------------------------
                                                                                               AS FURTHER
                                                              ACTUAL(1)    AS ADJUSTED(2)    ADJUSTED(2)(3)
                                                              ---------    --------------    --------------
                                                                         (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  60,271       $131,351         $ 182,622
                                                              =========       ========         =========
Short-term debt, including current maturities of long-term
  debt......................................................  $   5,846       $    626         $     626
                                                              ---------       --------         ---------
Long-term debt, excluding current maturities:
  Bank credit facility......................................     61,480             --                --
  9 7/8% Senior Subordinated Notes due 2006.................    100,000             --                --
  8% Senior Subordinated Notes due 2008.....................    249,564        249,564           249,564
  9 1/2% Senior Subordinated Notes due 2008.................    200,000        200,000           200,000
  8 7/8% Senior Subordinated Notes due 2011.................         --        250,000           250,000
  Other long-term debt......................................      2,768          2,768             2,768
                                                              ---------       --------         ---------
          Total long-term debt..............................    613,812        702,332           702,332
                                                              ---------       --------         ---------
Stockholders' equity
  Preferred Stock, $.01 par value, 1,000,000 shares
     authorized; no shares issued and outstanding...........         --             --                --
  Common Stock, $.01 par value, 50,000,000 shares
     authorized; 28,460,583 shares issued and outstanding
     (31,320,975 shares, as further adjusted)...............        285            285               313
  Additional paid-in capital................................    311,506        311,506           362,748
  Accumulated deficit.......................................   (154,602)      (163,318)         (163,318)
  Accumulated other comprehensive loss......................    (21,915)       (21,915)          (21,915)
                                                              ---------       --------         ---------
  Total stockholders' equity................................    135,274        126,558           177,828
                                                              ---------       --------         ---------
          Total capitalization..............................  $ 754,932       $829,516         $ 880,787
                                                              =========       ========         =========

---------------
(1) The amount outstanding under the bank credit facility included $10.0 million borrowed under the bank credit facility in March 2001 and used as part of the consideration in connection with the acquisitions completed effective February 24, 2001.
                                                   (footnotes on following page)

(2) The table includes the aggregate impact to stockholders' equity of the call premium and the write-off of remaining deferred financial costs, net of tax, of $8.7 million in connection with the redemption of our 9 7/8% senior subordinated notes due 2006. The table does not reflect the payment of an aggregate of approximately $3.8 million of accrued interest on our 9 7/8% senior subordinated notes and on the bank credit facility and other fees and expenses that were payable upon redemption of the notes and repayment of the bank credit facility.

(3) The equity offering included approximately 2.9 million shares which we issued to the former stockholders of Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc. and Maynard Precision, Inc. In accordance with the terms of the acquisition agreements for those companies the former stockholders of those companies were entitled to receive net proceeds from the resale of their approximately 2.9 million shares equal to a total of approximately $53.1 million. Any proceeds in excess of this amount were for our benefit. The table, therefore, also includes the net proceeds to the selling stockholders in excess of approximately $53.1 million from the resale of the approximately 2.9 million shares of our common stock by them. The table excludes our recent acquisition of Nelson Aero Space Inc., which we acquired for a cash purchase price of approximately $20 million on May 8, 2001 and the net proceeds to the other selling stockholders in the equity offering, which was paid to them. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            SELECTED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     During fiscal 1999, we acquired Aerospace Interiors, Inc., Puritan-Bennett Aero Systems Co., substantially all of the assets of Aircraft Modular Products, Aerospace Lighting Corporation C.F. Taylor Interiors Limited, and SMR Aerospace, Inc and its affiliates. Effective as of February 24, 2001, we acquired Alson Industries, Inc., T.L. Windust Machine, Inc., Maynard Precision, Inc. and DMGI, Inc. The financial data as of and for the fiscal years ended February 24, 2001, February 26, 2000, February 27, 1999, February 28, 1998, and February 22, 1997 (excluding backlog) have been derived from financial statements which have been audited by our independent auditors. The following financial information is qualified by reference to, and should be read in conjunction with, our historical financial statements, including notes thereto, which are incorporated herein by reference from our annual report on Form 10-K for the year ended February 24, 2001 filed on May 24, 2001, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                          FISCAL YEAR ENDED
                                     -----------------------------------------------------------
                                     FEB. 22,    FEB. 28,     FEB. 27,      FEB. 26,    FEB. 24,
                                       1997      1998(A)     1999(B),(C)    2000(D)     2001(E)
                                     --------    --------    -----------    --------    --------
STATEMENTS OF OPERATIONS DATA:
Net sales..........................  $412,379    $487,999     $701,325      $723,349    $666,444
Cost of sales......................   270,557     309,094      522,875       543,682     416,626
                                     --------    --------     --------      --------    --------
Gross profit.......................   141,822     178,905      178,450       179,667     249,818
Operating expenses:
  Selling, general and
     administrative................    51,734      58,622       83,648        94,891      92,541
  Research, development and
     engineering...................    37,083      45,685       56,207        54,004      48,898
  Amortization expense.............    10,607      11,265       22,498        24,076      23,408
  Acquisition and initial public
     offering costs................        --          --           --            --       8,276
  Transaction gain, expenses and
     other expenses................        --       4,664       53,854            --          --
                                     --------    --------     --------      --------    --------
Operating earnings (loss)..........    42,398      58,669      (37,757)        6,696      76,695
Equity in loss of unconsolidated
  subsidiary.......................        --          --           --         1,289          --
Interest expense, net..............    27,167      22,765       41,696        52,921      54,170
                                     --------    --------     --------      --------    --------
Earnings (loss) before income taxes
  (benefit) and extraordinary
  item.............................    15,231      35,904      (79,453)      (47,514)     22,525
Income taxes (benefit).............     1,522       5,386        3,900         3,283       2,253
                                     --------    --------     --------      --------    --------
Earnings (loss) before
  extraordinary item...............    13,709      30,518      (83,353)      (50,797)     20,272
Extraordinary item.................        --       8,956           --            --          --
                                     --------    --------     --------      --------    --------
Net earnings (loss)................  $ 13,709    $ 21,562     $(83,353)     $(50,797)   $ 20,272
                                     ========    ========     ========      ========    ========
Basic earnings (loss) per share:
  Earnings (loss) before
     extraordinary item............  $    .77    $   1.36     $  (3.36)     $  (2.05)   $    .80
  Extraordinary item...............        --        (.40)          --            --          --
                                     --------    --------     --------      --------    --------
  Net earnings (loss)..............  $    .77    $    .96     $  (3.36)     $  (2.05)   $    .80
  Weighted average common shares...    17,692      22,442       24,814        24,764      25,359
Diluted earnings (loss) per share:
  Earnings (loss) before
     extraordinary item............  $    .72    $   1.30     $  (3.36)     $  (2.05)   $    .78
                                                                   (footnotes on following page)

                                                          FISCAL YEAR ENDED
                                     -----------------------------------------------------------
                                     FEB. 22,    FEB. 28,     FEB. 27,      FEB. 26,    FEB. 24,
                                       1997      1998(A)     1999(B),(C)    2000(D)     2001(E)
                                     --------    --------    -----------    --------    --------
  Extraordinary item...............        --        (.38)          --            --          --
  Net earnings (loss)..............  $    .72    $    .92     $  (3.36)     $  (2.05)   $    .78
                                     ========    ========     ========      ========    ========
  Weighted average common shares...    19,097      23,430       24,814        24,764      25,889
Other Data:
  Depreciation and amortization....    24,147      24,160       40,690        42,237      42,755
  Capital expenditures.............    14,471      28,923       37,465        33,169      17,133
  Backlog, at period end(f)........   420,000     560,000      640,000       470,000     600,000
  Ratio of earnings to fixed
     charges(g)....................      1.6x        2.5x         NM(h)         NM(h)       1.4x
Balance Sheet Data (end of period):
  Working capital..................  $122,174    $262,504     $143,423      $129,913    $174,897(i)
  Total assets.....................   491,089     681,757      904,299       881,789     935,995
  Long-term debt...................   225,402     349,557      583,715       618,202     603,812
  Stockholders' equity.............   165,761     196,775      115,873        64,497     135,274(i)

---------------
(a) In fiscal 1998, we settled a long-running dispute with the U.S. Government over export sales between 1992 and 1995 to Iran Air. We recorded a charge of $4,664 in fiscal 1998 related to fines, civil penalties and associated legal fees arising from the settlement. We incurred an extraordinary charge of $8,956 during fiscal 1998 for unamortized debt issue costs, tender and redemption premiums and fees and expenses related to the repurchase of our 9 3/4 % senior notes due 2003.

(b) As a result of acquisitions in 1999, we recorded a charge of $79,155 for the write-off of acquired in-process research and development and acquisition-related expenses. We also sold a 51% interest in our in-flight entertainment business as a result of which we recorded a gain of $25,301. Transaction gain, expenses and other expenses for the year ended February 27, 1999 consist of the in-process research and development and other acquisition expenses, offset by the gain attributable to the sale of our in-flight entertainment business. During fiscal 1999, we implemented a restructuring plan. In connection therewith we closed 7 plants and we reduced the size of our workforce by approximately 1,000. As a result, we incurred $87,825 of cost which included both the restructuring referred to above and the rationalization of related product lines and the introduction of new products. Excluding such costs and expenses for the year ended February 27, 1999, our gross profit was $266,275, our operating earnings were $103,922 and our net earnings were $51,648.

(c) During fiscal 1999, we acquired Aerospace Interiors, Inc, Puritan-Bennett Aero Systems Co., Aircraft Modular Products, Aerospace Lighting Corporation, C.F. Taylor Interiors Limited, and SMR Aerospace, Inc. and its affiliates. The results of such acquisitions are included in our historical financial data from the date of acquisition.

(d) Our operating results during fiscal 2000 were negatively impacted due to operational problems in our seating operations. These problems, which have since been resolved, arose due to a misalignment between our manufacturing processes and our newly installed Enterprise Resource Planning, or ERP, system. The aggregate impact of these problems on our results for the year ended February 26, 2000 was $94,375. Substantially all of these costs have been included as a component of cost of sales. Excluding such costs and charges for the year ended February 26, 2000 our gross profit was $263,340, our gross margin was 36.4%, our operating earnings were $101,071 and our net earnings were $40,578.

(e) Our operating results during fiscal 2001 were negatively impacted by costs related to recently completed acquisitions and costs attributable to the termination of a proposed initial public offering by our subsidiary Advanced Thermal Sciences. The aggregate impact of these items on our results was $8,276. Excluding such costs for the year ended February 24, 2001, our operating earning were $84,971 and net earnings were $27,720.

(f)  As adjusted to exclude certain backlog which was debooked in August 1997.
                                         (footnotes continued on following page)

(g) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred debt issuance costs.

(h) Earnings were insufficient to cover fixed charges by approximately $83,629, and $49,173 for the fiscal years ended February 27, 1999 and February 26, 2000, respectively.

(i) On April 17, 2001 we sold $250,000 of 8 7/8% senior subordinated notes in a private offering. The net proceeds less estimated debt issue costs from the sale of these notes were approximately $242,800. Approximately $66,700 of the net proceeds were used to repay our bank credit facility, which was terminated. On April 17, 2001 we issued a notice to call the 9 7/8% notes at a price of approximately $104,970 (including a call premium of approximately $4,970). On May 16, 2001 we completed a 5,750,000 share offering of our common stock at $19.50 per share. The former stockholders of the four companies we acquired effective February 24, 2001 received approximately $53.1 million from the sale of the 2.9 million shares we issued to them as part of the acquisitions. We received approximately $50.3 million, net of estimated offering costs, from the sale of approximately 2.8 million primary shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are the world's largest manufacturer of cabin interior products for commercial and general aviation aircraft and for business jets. We serve virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. We believe that we have achieved leading global market positions in each of our major product categories, which include:

     - commercial aircraft seats, including an extensive line of first class, business class, tourist class and commuter aircraft seats;

     - a full line of airline food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and ovens;

     - both chemical and gaseous commercial aircraft oxygen delivery systems;
       and

     - business jet and general aviation interior products, including an extensive line of executive aircraft seats, indirect overhead lighting systems, oxygen, safety and air valve products.

     In addition, we design, develop and manufacture a broad range of cabin interior structures such as galleys and crew rests, and provide comprehensive aircraft cabin interior reconfiguration and passenger to freighter conversion engineering services and related component kits.

     Our revenues are generally derived from two primary sources: refurbishment or upgrade programs for the existing worldwide fleets of commercial and general aviation aircraft and new aircraft deliveries. We believe our large installed base of products, estimated to be approximately $6.3 billion as of February 24, 2001 (valued at replacement prices), gives us a significant advantage over our competitors in obtaining orders both for spare parts and for refurbishment programs, principally due to the tendency of the airlines to purchase equipment for such programs from the original supplier.

     We have substantially expanded the size, scope and nature of our business as a result of a number of acquisitions. Since 1989, we have completed 20 acquisitions, including four acquisitions during fiscal 2001, for an aggregate purchase price of approximately $770 million in order to position ourselves as the preferred global supplier to our customers.

     During the period from 1989 to 1996, we acquired nine commercial aircraft cabin interior products manufacturers for approximately $290 million. Through these acquisitions we built worldwide market leadership positions and became the number one manufacturer for a large number of product offerings. At the same time, we rationalized our businesses and began re-engineering our operations. We integrated the acquisitions by eliminating 11 operating facilities and consolidating personnel at the acquired businesses, resulting in headcount reductions of approximately 1,300 employees through January 1998.

     During fiscal 1999 we completed six acquisitions for approximately $387 million. Through these acquisitions we extended our product offerings into oxygen systems and we entered three new markets. These markets include the structural reconfiguration of passenger cabins, the conversion of passenger aircraft to freighters and the business jet cabin interiors market. During the fourth quarter of fiscal 1999, we launched a series of initiatives directed towards expanding our profit margins by consolidating these operations, improving productivity, reducing costs and inventory levels and speeding production of finished products. These actions included eliminating seven principal facilities, reducing our employment base by over 1,000 employees during fiscal 2000 and rationalizing our product offerings. The plan also included initiatives to install company-wide information technology and engineering design systems and implement lean manufacturing techniques in our remaining factories. We recognized a charge in the fourth quarter of fiscal 1999 of $87.8 million to provide for the entire amount of the restructuring, along with costs associated with new product introductions, all of which was charged to cost of sales.

     During fiscal 2000, we restructured our seating products operations and decided to discontinue certain product and service offerings. This product line rationalization eliminated two additional facilities bringing the total number of facilities down to 14 from 31. It also resulted in a headcount reduction of approximately 700. The total cost of this product and service line rationalization was approximately $34 million.

     All of the aforementioned initiatives to integrate, rationalize and restructure the businesses acquired prior to fiscal 2001 had an aggregate cost of approximately $180 million and have already been expensed and paid for. These initiatives enabled us to eliminate 17 facilities and reduce headcount by over 3,000 employees. We believe these initiatives will enable us to substantially expand profit margins, strengthen the global business management focus on our core product categories, achieve a more effective leveraging of our resources and improve our ability to rapidly react to changing business conditions. In conjunction with these efforts, we have also implemented a company-wide information technology system, a company-wide engineering system and initiated lean manufacturing techniques in our remaining facilities. Common management information and engineering systems and lean manufacturing processes across all operations, coupled with a rationalized product offering are expected to provide us with the ongoing benefit of a generally lower cost structure, and expanding gross and operating margins.

     We accomplished a number of initiatives during fiscal 2001, which, together with the actions taken above and the strategic acquisitions and resolution of problems in our seating operations discussed below, should positively impact our future performance and help us achieve, we believe, based on our current expectations, higher sales and operating earnings in fiscal 2002 as compared to fiscal 2001.

     Effective February 24, 2001 we completed the acquisition of four companies that specialize in manufacturing precision-machined components and assemblies for the aerospace industry. We acquired these businesses, Alson Industries, Inc., T.L. Windust Machine, Inc. DMGI, Inc. and Maynard Precision, Inc., by issuing to the former stockholders a total of approximately 2.9 million shares of our common stock, paying them a total of $5.3 million in cash and assuming or repaying net indebtedness of the acquired companies totaling approximately $11.8 million. This consideration represents an aggregate purchase price of approximately $70.1 million. The aggregate purchase price includes approximately $3.5 million of consideration, for which 187,500 shares of our common stock was funded into an escrow account. The payment of the approximately $3.5 million is contingent upon the business of one of the companies achieving specified operating targets during fiscal 2002. Any proceeds from the sale of these shares in excess of the earned incentive will be paid to us. Each of these transactions has been accounted for using the purchase method of accounting.

     During fiscal 2002, through May 16, 2001, we completed the acquisition of one additional company, Nelson Aero Space Inc., which is involved in the manufacture and distribution of fittings for the aerospace industry, for approximately $20 million in cash.

     Beginning in 1994, the airlines experienced a turnaround in operating results, leading the domestic airline industry to a period of strong aggregate operating earnings. Airline company balance sheets were substantially strengthened and their liquidity enhanced as a result of this profitability, debt and equity financings and closely managed fleet expansion. Since 2000, however, increases in fuel prices, the softening of the global economy and labor unrest have negatively impacted airline profitability.

     During the latter part of fiscal 1999 and throughout fiscal 2000, our seating operations negatively impacted our operating results. The operating inefficiencies resulted in delayed deliveries to customers, increased re-work of seating products, claims for warranty, penalties, out of sequence charges, substantial increases in air freight and other expedite-related costs. Penalties and out of sequence charges were imposed by our customers and the airframe manufacturers as a result of our late deliveries as provided for under the terms of our various contracts with these parties. These problems also resulted in certain airlines diverting seating programs to other manufacturers and the deferrals of other seating programs. We believe we have now resolved the problems we encountered in our seating operations.

     New product development is a strategic tool for our company. Our customers regularly request that we engage in new product development and enhancement activities. We believe that these activities, if properly focused and managed, will protect and enhance our leadership position. Engineering, research and develop-ment spending as a percentage of sales have been approximately 7% for the past several years, and is expected to remain at that level for the foreseeable future.

     We also believe in providing our businesses with the tools required to remain competitive. In that regard, we have, and will continue to invest in property and equipment that enhances our productivity. Over the past several years, annual capital expenditures, exclusive of our new information technology system, were approximately $19 million. Going forward and taking into consideration the recent acquisitions, we expect that annual capital expenditures will be approximately $24 million.

     All dollar amounts in the following discussion and analysis are presented in thousands of dollars, except per share amounts.

YEAR ENDED FEBRUARY 24, 2001 COMPARED WITH YEAR ENDED FEBRUARY 26, 2000

     Net sales for fiscal 2001 were $666,444, a decrease of $56,905, or 7.9% as compared to the prior year. The year over year decrease in sales is primarily attributable to lower shipments of seating products and galley structures, as well as decisions made in the prior year to discontinue certain low-margin products and services. The decreased sales of seating and galley structures are consistent with the 11% reduction in new aircraft deliveries in calendar 2000 as compared to calendar 1999, and also reflect last year's problems in our seating business, which have since been resolved.

     Our backlog was approximately $600,000 as of February 24, 2001. Our backlog at the end of the prior year was approximately $470,000. Backlog increased substantially in the last six months of fiscal 2001, from a fiscal 2001 low of about $450 million as of August 2000. The higher backlog since August 2000 reflects organic growth of 17% and overall growth of 33% over the six-month period. Approximately $398,000, or 66%, of our backlog at February 2001 is deliverable by the end of fiscal 2002.

     Improved gross and operating profit margins were key contributors to our improved financial performance for fiscal 2001 compared to fiscal 2000. Gross profit was $249,818 (37.5% of net sales ) for fiscal 2001. Gross profit was $70,151 higher than fiscal 2000 gross profit of $179,667 (24.8% of net sales), reflecting a gross margin improvement of 1,270 basis points compared to fiscal 2000. The previous year's gross margin was adversely impacted by manufacturing problems in the seating operations. The current year's gross margin improvement was due to two principal factors: the turnaround in our seating business and the success of our continuous improvement initiatives. Aided by our information technology investments, these initiatives are enabling us to substantially improve both quality and productivity and reduce costs, particularly in our manufacturing operations.

     Selling, general and administrative expenses were $92,541 (13.9% of net sales) for fiscal 2001, which was $2,350 less than the prior-year amount of $94,891 (13.1% of net sales).

     Research, development and engineering expenses were $48,898 (7.3% of net sales) for fiscal 2001, a decrease of $5,106 compared to $54,004 (7.5% of net sales) for the previous year. The decrease is primarily due to substantially lower spending in our seating and galley operations.

     Amortization expense for fiscal 2001 was $23,408 (3.5% of net sales) as compared to $24,076 (3.3% of net sales) in the prior year.

     Operating earnings were $84,971 (12.7% of net sales) for fiscal 2001, excluding $8,276 of costs related to the four recent acquisitions and the termination of Advanced Thermal Sciences' (a wholly owned subsidiary) initial public offering. Including such costs, operating earnings were $76,695 (11.5% of net sales) during fiscal 2001, as compared to $6,696 (0.9% of net sales) in the prior year.

     Interest expense, net was $54,170 during fiscal 2001, or $1,249 greater than interest expense of $52,921 for the prior year. The increase is primarily due to higher interest rates on the Company's bank borrowings.

     Earnings before income taxes in the current year were $30,801 excluding the acquisition-related and IPO costs. Including such costs, earnings before income taxes were $22,525 for fiscal 2001 compared to a loss of $47,514 in the previous year.

     Income tax expense for fiscal 2001 was $2,253 as compared to $3,283 in the prior year.

     Our net earnings for fiscal 2001 were $27,720, excluding the acquisition-related and IPO costs. Including such costs, net earnings were $20,272, or $0.80 per share (basic) and $0.78 (diluted), as compared to a net loss of $50,797 or $2.05 per share (basic and diluted) in the previous year.

YEAR ENDED FEBRUARY 26, 2000 COMPARED WITH YEAR ENDED FEBRUARY 27, 1999

     Net sales for fiscal 2000 were $723,349, an increase of approximately $22,024, or 3.1% over the prior year. Organic revenue growth, exclusive of revenues from our in-flight entertainment business, in fiscal 2000 and fiscal 1999 was approximately 7.4% and 13.5%, respectively, whereas revenue growth on a pro forma basis for fiscal 2000 and 1999, giving effect to our acquisitions in fiscal 1999 and excluding revenues from our in-flight entertainment business for both periods, was approximately 4.1% in 2000 and 14.1% in 1999. Our backlog was approximately $470,000 as of February 26, 2000, and approximately $640,000 as of February 27, 1999.

     During the latter part of fiscal 1999 and throughout fiscal 2000, our operating results were negatively impacted by our seating operations. These operating problems resulted in delayed deliveries to customers, increased re-work of seating products, claims for warranty, penalties, out of sequence charges, substantial increases in air freight and other expedite-related costs. Late customer deliveries resulted in certain airlines diverting seating programs to other manufacturers and the deferral of other seating programs. We have now resolved the operating problems in our seating business.

     Gross profit for fiscal 2000 was $179,667. Gross profit for fiscal 2000 before the special costs and charges described below was $263,340 (36.4% of net sales). This was 1% less than the prior year of $266,275 (calculated on a comparable basis), which represented 38% of net sales. The decrease in gross profit before special costs and charges is primarily attributable to the mix of product sales during the year.

     During fiscal 2000, we incurred $36,076 of costs in our seating operations associated with claims for penalties, out of sequence charges, warranties and substantial increases in air freight and other expedite-related costs. In addition, we incurred approximately $24,000 of manufacturing and engineering inefficiencies, of which $16,300 has been included as a component of cost of sales, $3,700 has been included as a component of selling, general and administrative expenses and $4,000 has been included as a component of research, development and engineering expenses. Also, during fiscal 2000, we completed a review of our businesses and decided to discontinue certain product and service offerings. This product line rationalization will reduce the number of facilities by two and is expected to result in a headcount reduction of approximately 700. The total cost of this product and service line rationalization was $34,299. Approximately $31,297 of the rationalization costs are included in cost of sales, with the balance of $3,002 charged to operating expenses.

     The aggregate impact of these operating inefficiencies, penalties, and product line rationalization costs was to increase cost of sales and operating expenses by $94,375 during fiscal 2000. Future margin expansion will largely depend upon the success of our seating business in four areas: achieving planned efficiencies for recently-introduced products, optimizing manufacturing processes with the new management information system, successfully implementing lean manufacturing techniques and rationalizing facilities and personnel. While our manufacturing productivity and efficiency has improved recently, these improvements might not continue.

     Selling, general and administrative expenses were $94,891 (13.1% of net sales) for fiscal 2000, which was $11,243, or 13.4%, greater than the comparable period in the prior year of $83,648 (11.9% of net sales). Severance and other facility consolidation costs associated with the charges described above, together with increased operating expenses at our seating products operations and increased management information system training costs and related expenses were the principal reasons for the increase.

     Research, development and engineering expenses were $54,004 (7.5% of net sales) during fiscal 2000, a decrease of $2,203 over the prior year.

     Amortization expense for fiscal 2000 of $24,076 was $1,578 greater than the amount recorded in the prior year, and is due to our acquisitions in 1999.

     Based on management's assumptions, a portion of the purchase price for our acquisitions in 1999 was allocated to purchased in-process research and development that had not reached technological feasibility and had no future alternative use. During fiscal 1999, we recorded a charge of $79,155 for the write-off of acquired in-process research and development and other acquisition-related expenses.

     We generated operating earnings of $6,696 (0.9% of net sales) during fiscal 2000, as compared to an operating loss of $37,757 in the prior year.

     Equity in losses of unconsolidated subsidiary of $1,289 represents our share of the losses generated by Sextant In-Flight Systems through October 5, 1999, at which time we sold our remaining 49% interest.

     Interest expense, net was $52,921 during fiscal 2000, or $11,225 greater than interest expense of $41,696 for the prior year, and is due to the increase in our long-term debt used, in part, to finance our acquisitions in 1999.

     The loss before income taxes in the current year was $47,514 (which includes $94,375 of costs and charges primarily related to our seating products operations) as compared to the loss before income taxes in the prior year of $79,453 (which includes restructuring and new product introduction costs of $87,825, acquisition-related expenses of $79,155 and the transaction gain of $25,301). Earnings before income taxes excluding the above-mentioned costs and expenses were $46,861 for fiscal 2000 compared to $62,226 in the prior year. Income tax expense for fiscal 2000 was $3,283 as compared to $3,900 in the prior year.

     The net loss for fiscal 2000 was $50,797, or $2.05 per share (basic and diluted), as compared to a net loss of $83,353, or $3.36 per share (basic and diluted), in fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity requirements consist of working capital needs, on going capital expenditures and debt payments of interest and principal on indebtedness. Our primary requirements for working capital have been related to the reduction of accrued liabilities, including interest, accrued penalties incurred in connection with the fiscal 2000 seating manufacturing problems, incentive compensation, warranty obligations and accrued severance. Our working capital was $174,897 as of February 24, 2001, as compared to $129,913 as of February 26, 2000 and $143,423 as of February 27, 1999.

     At February 24, 2001, our cash and cash equivalents were $60,271, as compared to $37,363 at February 26, 2000 and $39,500 at February 27, 1999. Cash provided from operating activities was $57,860 for fiscal 2001 and $16,886 for fiscal 2000. For fiscal 2000, accounts receivable decreased over the prior fiscal year end balance, while sales increased over the prior fiscal year level. During fiscal 2000, we completed significant corporate wide improvements in our billing and collection processes. At the same time our program managers and customer service personnel assumed collection responsibilities for past due receivables. We believe these are the primary reasons for the reduction in accounts receivable at the end of fiscal 2000. Based on these factors and the current economic conditions in our industry, we currently do not expect to significantly adjust our bad debt reserves, although this could change in the future should conditions change. The primary sources of cash during fiscal 2001 were net earnings, depreciation and amortization of $63,027, other non-cash expenses of $2,559, a decrease in accounts receivable of $6,043, a decrease in other current assets of $1,789 offset by a use of cash for inventories of $6,427 and payables and accruals of $9,131. During fiscal 2001, the provision for excess and obsolete inventories increased by an incremental $7,000, which was partially offset by a $6,500 decrease in accrued warranties related to a favorable resolution of a customer's claim.

     We hold a promissory note from Thomson -- CSF Holding Corporation, now named Thales Holding Corporation, a subsidiary of The Thales Group (a publicly traded French company with over $9,000,000 in sales). We are currently involved in a dispute with Thales over certain terms of the purchase and sale agreement. Thomson -- CSF Holding Corporation failed to make a $15,700 payment when due in October 2000. These obligations to us are guaranteed by Thomson -- CSF Sextant, Inc. We have initiated arbitration against Thales and Thomson and expect that this matter will be resolved during fiscal 2002.

     Our capital expenditures were $17,133 and $33,169 during fiscal 2001 and 2000, respectively. The year over year decrease in capital expenditures is primarily attributable to significant expenditures in the prior year for management information system enhancements, expenditures for plant modernization and for acquisitions completed during fiscal 1999. We anticipate on going annual capital expenditures of approximately $24,000 for the next several years. We have no material commitments for capital expenditures. We have, in the past, generally funded our capital expenditures from cash from operations and funds available to us under our bank credit facility. We expect to fund future capital expenditures from cash on hand and from operations and, if we are able to replace our bank credit facility, funds available to us under such new facility. In addition, since 1989, we have completed 20 acquisitions for an aggregate purchase price of $770,000. We have financed these acquisitions primarily through issuances of debt and equity securities, including our 8 7/8% senior subordinated notes, our 8% senior subordinated notes and our 9 1/2% senior subordinated notes.

     Included in these acquisitions were the four new businesses we recently acquired effective as of February 24, 2001. We acquired Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc. and Maynard Precision, Inc. by issuing to the former stockholders a total of approximately 2.9 million shares of our common stock, paying them a total of approximately $5,260 in cash and assuming or repaying net indebtedness of the acquired companies totaling approximately $11,793. Of these funds, $10,000 were obtained from our bank credit facility, which has since been repaid and terminated as described below, and the balance came from our cash on hand. This consideration represents an aggregate purchase price of approximately $70,126. The purchase price of the acquisitions reflects adjustments to the purchase price, and remains subject to additional adjustments which are not expected to be material, as described in the share purchase agreements. The aggregate purchase price includes $3,500 of consideration, represented by 187,500 shares of our common stock, that were funded into an escrow account. The payment of this consideration is contingent upon the business of one of the companies, T.L. Windust, achieving specified operating targets during fiscal 2002. The sellers of T.L. Windust have the opportunity to receive additional purchase price considerations up to a limit of $3,500. The additional funds are due based upon a calculation of T.L. Windust's earnings before interest, taxes, depreciation and amortization, or EBITDA, for fiscal year 2002 exceeding a minimum threshold. If T.L. Windust's EBITDA exceeds $1,183, the full $3,500 is due and payable. If a lower amount is earned, only a portion of the $3,500 is due and payable. Any proceeds from the sale of these escrow shares in excess of the earnings incentive of approximately $3,500 will be paid to us.

     Each of these transactions has been accounted for using the purchase method of accounting. The terms of the acquisition agreements for the acquired businesses provide certain registration rights and together provide that the former stockholders of the companies we acquired will receive net proceeds from the resale of their 2.9 million shares equal to a total of approximately $53,073. Any proceeds in excess of the approximately $53,073 will be for our benefit and if the net proceeds to the former stockholders are less than approximately $53,073, we will pay the former stockholders the difference from our available funds. In the event that the shares are not sold within 180 days of the closing of the acquisitions, we are obligated to repurchase these shares and pay approximately $53,073 in cash to the former stockholders. We may also repurchase these shares at any time from the former stockholders for an amount equal to approximately $53,073 in cash. The proceeds to the selling stockholders from our equity offering will fulfill our obligations to them with respect to the net proceeds from the sale of their 2.9 million shares. A portion of the proceeds will be held in escrow for contingent payments pursuant to the conditions described above and in the share purchase agreements.

     On April 17, 2001 we sold $250,000 of 8 7/8% senior subordinated notes due 2011 in a private offering. The net proceeds less estimated debt issue costs received by us from the sale of the notes were approximately $242,750. Approximately $104,970 of proceeds were used to redeem our 9 7/8% senior subordinated notes due 2006 and approximately $66,700 of proceeds were used to repay balances outstanding under our bank credit facility, which was then terminated. The remainder of the net proceeds will be used for general corporate purposes, including potential future acquisitions.

     We repaid and cancelled our bank facility on April 17, 2001 upon the settlement of the sale of the $250,000 of 8 7/8% senior subordinated notes in our recent debt offering. We intend to replace our existing bank credit facility with a new credit facility as soon as reasonably practicable. We are currently in the process of arranging a new bank credit facility. When the credit agreement becomes effective, we do not expect to immediately incur any additional debt.

     On April 17, 2001 we called for redemption on May 17, 2001 all of our 9 7/8% senior subordinated notes. The notes were redeemed on May 17, 2001 at a redemption price equal to 104.97 percent of the principal amount, together with accrued interest to the redemption date. We deposited with the trustee on April 17, 2001 funds in an amount sufficient to redeem the 9 7/8% senior subordinated notes on the redemption date. Upon deposit of these funds, the indenture governing the 9 7/8% senior subordinated notes was discharged.

     Long-term debt consists principally of our newly issued 8 7/8% senior subordinated notes, our 8% senior subordinated notes and 9 1/2% senior subordinated notes. The $250,000 of 8 7/8% notes mature on May 1, 2011, the $250,000 of 8% notes mature on March 1, 2008 and the $200,000 of 9 1/2% notes mature on November 1, 2008. The notes are unsecured senior subordinated obligations and are subordinated to all of our senior indebtedness. Each of the 8 7/8% notes, 8% notes and 9 1/2% notes contain restrictive covenants, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, dividends, mergers and transfers of assets, all of which were met by us as of February 24, 2001. The maturities of our long term debt, on a pro forma basis showing the effect of our recent debt offering, are as follows:

YEAR ENDING FEBRUARY,
---------------------
2002........................................................    $    626
2003........................................................         850
2004........................................................         733
2005........................................................         623
2006........................................................         188
Thereafter..................................................     699,938
                                                                --------
Total.......................................................    $702,958
                                                                ========

     B/E Aerospace (UK) Limited, one of our subsidiaries, has a revolving line of credit agreement aggregating approximately $7.3 million. This credit agreement is collateralized by accounts receivable and inventory of B/E Aerospace (UK) Limited and guaranteed by us. There were no borrowings outstanding under the credit agreement as of February 24, 2001.

     Royal Inventum, B.V. another of our subsidiaries, has a revolving line of credit agreement for approximately $1.0 million. This credit agreement is collateralized by substantially all of the assets of Inventum. There were no borrowings outstanding under the credit agreement as of February 24, 2001.

     On May 16, 2001, we sold a total of 2,824,747 shares in a public underwritten equity offering. After estimated expenses, our net proceeds were approximately $53.1.

     We believe that the cash flow from operations and the net proceeds of our recent debt and equity offerings will provide adequate funds for our working capital needs, planned capital expenditures and debt service requirements for the foreseeable future. We believe that we will be able to replace our bank credit facility, which was recently terminated, although we might not be able to do so. Our ability to fund our operations, make planned capital expenditures, make scheduled payments and refinance our indebtedness depends on our future operating performance and cash flow, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

DEFERRED TAX ASSETS

     We have established a valuation allowance related to the utilization of our deferred tax assets because of uncertainties that preclude us from determining that it is more likely than not that we will be able to generate taxable income to realize such assets during the federal operating loss carry forward period, which begins to expire in 2012. These uncertainties include recent cumulative losses incurred by us, the highly cyclical nature of the industry in which we operate, economic conditions in Asia which has impacted the airframe manufacturers and the airlines, the impact of rising fuel prices on our airline customers, the impact of labor disputes involving our airline customers, our high degree of financial leverage, risks associated with the implementation of our integrated management information system, risks associated with our seat manufacturing operations and risks associated with the integration of acquisitions. We monitor these uncertainties, as well as other positive and negative factors that may arise in the future, as we assess the necessity for a valuation allowance for our deferred tax assets.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of Accounting Principles Board ("APB") Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. FIN 44 did not have a material impact on our financial position or results of operations.

     In December 1999, the SEC staff issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements. SAB 101 summarizes the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 became effective for our fourth quarter beginning November 26, 2000. The implementation of SAB 101 did not have an effect on our revenue recognition policy.

     In September 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. Because of our minimal use of derivatives, we do not anticipate that the adoption of the new statement will have a material effect on our financial position or results of operations. The company will adopt SFAS No. 133 at the beginning of fiscal 2002. The company does not currently hold derivatives or engage in hedging activities; therefore, the effects of adopting SFAS No. 133 are not expected to be material.

                                    BUSINESS

GENERAL

     We are the world's largest manufacturer of cabin interior products for commercial and general aviation aircraft and for business jets. We serve virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. We believe that we have achieved leading global market positions in each of our major product categories, which include:

     - commercial aircraft seats, including an extensive line of first class, business class, tourist class and commuter aircraft seats;

     - a full line of airline food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and ovens;

     - both chemical and gaseous commercial aircraft oxygen delivery systems;
       and

     - business jet and general aviation interior products, including an extensive line of executive aircraft seats, indirect overhead lighting systems, oxygen, safety and air valve products.

     In addition, we design, develop and manufacture a broad range of cabin interior structures such as galleys and crew rests, and provides comprehensive aircraft cabin interior reconfiguration and passenger to freighter conversion engineering services and component kits.

     We have substantially expanded the size, scope and nature of our business as a result of a number of acquisitions. Since 1989, we have completed 20 acquisitions, including four acquisitions during fiscal 2001, for an aggregate purchase price of approximately $770 million in order to position ourselves as the preferred global supplier to our customers.

COMPETITIVE STRENGTHS

     We believe that we have a strong, competitive position attributable to a number of factors, including the following:

          Combination of Manufacturing and Cabin Interior Design Services. We have continued to expand our products and services, believing that the airline industry increasingly will seek an integrated approach to the design, development, integration, installation, testing and sourcing of aircraft cabin interiors. We believe that we are the only manufacturer of a broad technologically advanced line of cabin interior products with interior design capabilities. Based on our established reputation for quality, service and product innovation among the world's commercial airlines, we believe that we are well positioned to provide "one-stop shopping" to these customers, thereby maximizing our sales opportunities and increasing the convenience and customer value of the service provided to our customers.

          Technological Leadership/New Product Development. We believe that we are a technological leader in our industry, with what we believe is the largest research and development organization in the cabin interior products industry, currently comprised of approximately 618 engineers. We believe our research and development effort and our on-site engineers at both the airlines and airframe manufacturers enable us to play a leading role in developing and introducing innovative products to meet emerging industry trends and needs and thereby gain early entrant advantages.

          Proven Track Record of Acquisition Integration. We have demonstrated the ability to make strategic acquisitions and successfully integrate such acquired businesses by identifying opportunities to consolidate facilities and personnel, including engineering, manufacturing and marketing activities, as well as rationalizing product lines.

          Large Installed Base. We believe our large installed base of products, estimated to be approximately $6.3 billion as of February 24, 2001 (valued at replacement prices), is a strategic strength. The airlines tend to purchase spare parts and retrofits and refurbishment programs from the supplier of the original equipment. As a result, we expect our large installed base to generate continued retrofit, refurbishment and spare parts revenue as airlines continue to maintain, evolve and reconfigure their aircraft cabin interiors.

BUSINESS STRATEGY

     Our business strategy is to maintain a leadership position and to best serve our customers by:

     - offering the broadest and most integrated product lines and services in the industry, including not only new product and follow-on product sales, but also design, integration, installation and certification services;

     - pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support;

     - aggressively pursuing initiatives of continuous improvement of our manufacturing operations to reduce cycle time, lower cost, improve quality and expand our margins;

     - pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturer and encompassing our entire product line; and

     - pursuing selective strategic acquisitions.

In addition, due to our recent acquisitions, we have expanded our business strategies to better position ourselves to participate in the large and rapidly growing business of aircraft reconfiguration and passenger to freighter conversion, and also to capitalize on two significant trends in the aerospace industry:

     - major original equipment manufacturers are shrinking their supplier base, and

     - major aircraft original equipment manufacturers are accelerating the outsourcing of components and sub-assemblies.

RECENT ACQUISITIONS

     Effective February 24, 2001 we completed the acquisition of four companies that specialize in manufacturing precision-machined components and assemblies for the aerospace industry. We acquired these businesses, Alson Industries, Inc., T.L. Windust Machine, Inc., DMGI, Inc. and Maynard Precision, Inc. for an aggregate purchase price of approximately $70.1 million.

     We believe that these acquisitions will enable us to achieve a number of important strategic objectives, including:

          Positioning the company to become an outsourcing partner of choice in the rapidly growing business of converting passenger airliners to freighters. We have a highly skilled engineering services group which is focused on engineering design, certification and program management of aircraft reconfiguration and passenger to freighter conversions. As a result of our recent acquisitions, we now also have the capability to manufacture a broad range of structural components, connectors and fasteners. We believe that these acquisitions, coupled with our existing capabilities in the reconfiguration and passenger to freighter conversion business, will position us to become an outsourcing partner of choice in this important growth area.

          Broadening and improving our manufacturing capabilities company-wide. We believe these acquisitions are a significant step in establishing manufacturing as a point of differentiation from our competitors. Each of the newly acquired businesses has earned very high ratings for quality and on time delivery. We believe that companies with these ratings have competitive advantages dealing with original equipment manufacturers. We intend to adopt the best practices from these new businesses throughout our company. We believe that the adoption of the best practices of these acquired businesses will assist us in more efficiently designing products for manufacturing, reducing our total manufacturing cycle times, improving quality and lowering costs.

          Participating in the growth opportunity created by major aircraft original equipment manufacturers' outsourcing strategies. The major aerospace manufacturers are increasingly focusing on their areas of core competency -- design, assembly, marketing and finance. As a result, the industry is in the beginning stages of a widespread and accelerating movement toward outsourcing the manufacturing of components and subassemblies. Original equipment manufacturers are concentrating this outsourcing with a smaller group of larger suppliers, aggressively paring down their supplier bases and demanding from them superb quality and advanced manufacturing practices. These industry trends, coupled with the performance rating systems in place at Boeing and Airbus Industries, are placing significant pressure on smaller suppliers to team up with larger entities. We believe there is a significant growth opportunity for properly positioned and larger, well-capitalized suppliers, like us, to capture the increasing amount of manufacturing and assembly work that will be outsourced to a shrinking supplier base. As a result of these outsourcing and consolidation trends, we expect the component manufacturing and assembly business to grow at a faster rate than the overall aerospace industry, and we plan to be one of the companies that benefits from this growth.

See "Risk Factors -- Our acquisition strategy may be less successful than we expect and therefore, our growth may be limited" for a discussion of risks associated with our acquisition strategy, including the integration of the companies we acquired effective February 24, 2001.

INDUSTRY OVERVIEW

     The commercial and business jet aircraft cabin interior products industries encompass a broad range of products and services, including aircraft seating products, passenger entertainment and service systems, food and beverage preparation and storage systems, oxygen delivery systems, lavatories, lighting systems, evacuation equipment, overhead bins, as well as a wide variety of engineering design, integration, installation and certification services and maintenance, upgrade and repair services. We estimate that the industry had annual sales in excess of $2.8 billion during fiscal 2001.

     Historically, revenues in the airline cabin interior products industry have been derived from five sources:

     - retrofit programs in which airlines purchase new interior furnishings to overhaul the interiors of aircraft already in service;

     - refurbishment programs in which airlines purchase components and services to improve the appearance and functionality of certain cabin interior equipment;

     - new installation programs in which airlines purchase new equipment to outfit a newly delivered aircraft;

     - spare parts; and

     - equipment to upgrade the functionality or appearance of the aircraft interior.

     The retrofit and refurbishment cycles for commercial aircraft cabin interior products differ by product category. Aircraft seating typically has a refurbishment cycle of one to two years and a retrofit cycle of four to eight years. Galley and lavatory structures as well as food and beverage preparation and storage equipment are periodically upgraded or repaired, and require a continual flow of spare parts, but may be retrofitted only once or twice during the useful life of an aircraft.

     The various product and service categories in which we currently participate include:

          Seating Products. This is the largest single product category in the industry and includes first class, business class, tourist class and commuter seats. We estimate that the aggregate size of the worldwide aircraft seat market (including spare parts) during fiscal 2001 was in excess of $715 million. Including us, there are approximately ten companies worldwide that supply aircraft seats.

          Interior Systems Products. This product category includes interior systems for both narrow-body and wide-body commercial aircraft and business jet/VIP aircraft, including a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers, air chillers, wine coolers and other refrigeration equipment, oxygen delivery systems, air valves, lighting and switches, and other interior systems and components. We believe that we are the only manufacturer with a complete line of interior systems products and the only supplier with the capability to fully integrate overhead passenger service units with either chemical or gaseous oxygen equipment.

          Cabin Interior Structures. This product category includes the design, certification and manufacture of crew rest compartments -- Crew rest compartments are utilized by the flight crew during long-haul international fights. A crew rest compartment is constructed utilizing lightweight cabin interior technology and incorporating electrical, heating, ventilation and air conditioning and lavatory and sleep compartments. We are the worldwide leader in the design, certification and manufacture of crew rest compartments. This product category also includes galley structures. Galley structures are generally custom designed to accommodate the unique product specifications and features required by a particular carrier. Galley structures require intensive design and engineering work and are among the most sophisticated and expensive of an aircraft's cabin interior products. We provide a variety of galley structures, closets and class dividers, emphasizing sophisticated and higher value-added galleys for wide-body aircraft. We also manufacture lavatories for commercial and freighter aircraft.

          Business Jet Products. This product category includes executive aircraft seating products, lighting, air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories, tables and sofas. We are the industry's leading manufacturer with a broad product line, and have the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors.

          Engineering Services. This product category includes providing engineering design, integration, installation and certification services to the airline industry. Historically, the airlines have relied on in-house engineering resources or consultants to provide such services. As cabin interiors have become increasingly sophisticated and the airline industry increasingly differentiated, the airlines have begun to outsource such services in order to increase speed to market and to improve productivity and reduce costs. We provide engineering and structural components for the conversion of passenger aircraft to freighters, as well as the manufacture of other structural components such as crew rest compartments, lavatories and galleys. We also provide design, integration, installation and certification services for commercial aircraft passenger cabin interiors, offering customers a broad range of capabilities including design, project management, integration, test and certification of reconfigurations for commercial aircraft passenger cabin interiors.

     Through February 27, 1999, we operated in the (1) commercial aircraft products, (2) business jet products, (3) engineering services and (4) in-flight entertainment segments of the commercial airline and general aviation industry. Following the sale of our controlling interest in the in-flight entertainment business, we operated in three segments: (1) commercial aircraft products, (2) business jet products and (3) engineering services. Revenues for similar classes of products or services within these business segments for fiscal 1999, 2000 and 2001 are presented below (dollars in millions):

                                                          FISCAL YEAR ENDED (IN MILLIONS OF DOLLARS)
                                                         --------------------------------------------
                                                         FEB 27, 1999    FEB 26, 2000    FEB 24, 2001
                                                         ------------    ------------    ------------
Commercial aircraft products
  Seating products.....................................       296             325             288
  Interior systems products............................       138             145             152
  Cabin interior structures............................        95             109              71
                                                             ----            ----            ----
                                                              529             579             511
Business jet products..................................        65              81              86
Engineering services...................................        28              63              69
In-flight entertainment products*......................        79              --              --
                                                             ----            ----            ----
Total revenues.........................................      $701            $723            $666
                                                             ====            ====            ====

---------------
* We sold a 51% interest in our in-flight entertainment business during fiscal 1999 and the remaining 49% interest in fiscal 2000.

RECENT INDUSTRY CONDITIONS

     Our principal customers are the world's commercial airlines. Airline company balance sheets have been substantially strengthened and their liquidity significantly enhanced over the past several years as a result of strong profitability, debt and equity financings and closely managed fleet expansion. Recently, however, increases in fuel prices and the softening of the global economy have negatively impacted airline profitability. Should the airline industry suffer a severe downturn, discretionary airline spending, including for new aircraft and cabin interior refurbishments and upgrades, would be more closely monitored or even reduced, which could have a material adverse effect on our business results of operations and financial condition. Other factors expected to affect the cabin interior products industry are the following:

          Existing Installed Base. Existing installed product base typically generates continued retrofit, refurbishment and spare parts revenue as airlines continue to maintain their aircraft cabin interiors. According to industry sources, the world commercial passenger aircraft fleet consisted of approximately 12,500 aircraft as of January 2001, including 3,470 aircraft with fewer than 120 seats, 6,470 aircraft with between 120 and 240 seats and 2,540 aircraft with more than 240 seats. Further, based on industry sources, we estimate that there are currently over 10,600 business jets currently in service. Based on such fleet numbers, we estimate that the total worldwide installed base of commercial and general aviation aircraft cabin interior products, valued at replacement prices, was approximately $23 billion as of February 2001.

          Expanding Worldwide Fleet. The expanding worldwide aircraft fleet is expected to generate additional revenues from new installation programs, while the increase in the size of the installed base is expected to generate additional and continual retrofit, refurbishment and spare parts revenue. Worldwide air traffic has grown every year since 1946 (except in 1990) and, according to the 2000 Current Market Outlook published by the Boeing Commercial Airplane Group, or the Boeing Report, is projected to grow at a compounded average rate of 4.8% per year by 2019, increasing annual revenue passenger miles from approximately 2.0 trillion in 1999 to approximately 5.0 trillion by 2019. According to the Airbus Industries Global Market Forecast published in July 2000, the worldwide installed seat base, which we consider a good indicator for potential growth in the aircraft cabin interior products industry, is expected to increase from approximately 1.85 million passenger seats at the end of 1999 to approximately 4.17 million passenger seats at the end of 2019.

          Rapidly Growing Passenger to Freighter Conversion Business. Industry sources project that air cargo traffic will grow by six percent to seven percent annually over the next twenty years, approximately double the forecasted economic growth rate. Industry experts indicate that the size of the worldwide freighter fleet will nearly double over the next twenty years, with more than 2,600 aircraft being added, after taking retirements into account. Industry sources also estimate that almost 70 percent of that increase is expected to come from converting commercial passenger jets to use as freighters.

          New Aircraft Deliveries. The number of new aircraft delivered each year is an important determinant of fleet expansion and is generally regarded as cyclical in nature. New aircraft deliveries (including regional jets) peaked at 1,073 during calendar 1999 and declined to 1,043 aircraft in 2000. According to the Airline Monitor published in February 2001, new deliveries (including regional jets) are expected to increase to 1,259 aircraft in 2001, with average annual new aircraft deliveries (including regional jets) of 1,110 during 2002 through 2005. Annual deliveries over the five-year period ending calendar 2005 are expected to be 2.0 times to
     2.9 times greater than the lowest level during the last cycle, which ended in 1995.

          Business Jet and VIP Aircraft Fleet Expansion and Related Retrofit Opportunities. General aviation and VIP airframe manufacturers have experienced growth in new aircraft deliveries similar to that which recently occurred in the commercial aircraft industry. According to industry sources, business jet aircraft deliveries amounted to 744 units in calendar 1999 and 758 units in calendar 2000. Industry sources indicate that approximately 6,437 business jets will be built between 2000 and 2009, with a value of more than $78 billion.

          Wide-body Aircraft Deliveries. The trend towards wide-body aircraft is significant to us because wide-body aircraft require almost five times the dollar value content for our products as compared to narrow-body aircraft. Deliveries of wide-body, long-haul aircraft constitute an increasing share of total new aircraft deliveries and are an increasing percentage of the worldwide fleet. Wide-body aircraft represented 17% of all new commercial aircraft delivered in 2000, and are expected to increase to 18% of new deliveries in 2003 and 21% of new deliveries in 2004. In addition, according to the Airline Monitor average annual deliveries of wide-body aircraft during calendar 2001 to 2004 are expected to be approximately 23% greater than actual deliveries of such aircraft during calendar 2000. Wide-body aircraft currently carry up to three or four times the number of seats as narrow-body aircraft, and because of multiple classes of service, including large first class and business class configurations, our average revenue per seat on wide-body aircraft is substantially higher. Aircraft cabin crews on widebody aircraft may make and serve between 300 and 900 meals and may brew and serve more than 2,000 cups of coffee and 400 glasses of wine on a single flight.

          Original Equipment Manufacturers Outsourcing Opportunity. The industry is in the beginning stages of a widespread and accelerating movement toward outsourcing the manufacturing of components and subassemblies. Original equipment manufacturers are concentrating this outsourcing with a smaller group of larger suppliers, aggressively paring down their supplier bases and demanding from them superb quality and advanced manufacturing practices. As a result of these outsourcing and consolidation trends, we expect the component manufacturing and assembly business to grow at a faster rate than the overall aerospace industry.

          New Product Development. The aircraft cabin interior products companies are engaged in intensive development and marketing efforts for new products. Such products include full electric "sleeper seats," convertible seats, full face crew masks, advanced telecommunications equipment, protective breathing equipment, oxygen-generating systems, new food and beverage preparation and storage equipment, kevlar barrier nets, de-icing systems, crew rests and cabin management systems.

          Growing Engineering Services Markets. Historically, the airlines have relied primarily on their own in-house engineering resources to provide engineering, design, integration and installation services, as well as services related to repairing or replacing cabin interior products that have become damaged or otherwise non-functional. As cabin interior product configurations have become increasingly sophisticated and the airline industry increasingly competitive, the airlines have begun to outsource such services in order to increase productivity and reduce costs and overhead. Outsourced services include:

        - engineering design, integration, project management, installation and certification services;

        - modifications and reconfigurations for commercial aircraft; and

        - services related to the support of product upgrades.

PRODUCTS AND SERVICES

  Seating Products

     Our company is the world's leading manufacturer of aircraft seats, offering a wide selection of first class, business class, tourist class and commuter seats. A typical seat manufactured and sold by our company includes the seat frame, cushions, armrests and tray table, together with a variety of optional features such as adjustable lumbar supports, footrests, reading lights, head/neck supports, oxygen masks and telephones. We estimate that as of February 24, 2001 we had an aggregate installed base of approximately 1.2 million aircraft seats valued at replacement prices of approximately $2.7 billion.

          First and Business Classes. Based upon major airlines' program selection and orders on hand, we are the leading worldwide manufacturer of premium-class seats. Our new line of international first class sleeper seats incorporate full electric actuation, electric ottoman, privacy panels and side-wall mounted tables. Our recently released business class seats incorporate features from over 25 years of seating design. The premium business class seats include electrical or mechanical actuation, PC power ports, telephones, translating leg rests, adjustable lumbar cushions, 4-way adjustable headrests and fiber-optic reading lights. The first and business class products are substantially more expensive than tourist class seats due to these luxury appointments.

          Convertible Seats. We have developed two types of seats that can be converted from tourist class triple-row seats to business class double-row seats with minimal conversion complexity. Convertible seats allow airline customers the flexibility to adjust the ratio of business class to tourist class seats for a given aircraft configuration. This seat is increasing in popularity in the European market.

          Tourist Class. We are a leading worldwide manufacturer of tourist class seats and believe we offer the broadest such product line in the industry. We have designed tourist class seats which incorporate features not previously utilized in that class, such as laptop power ports and a number of premium comfort features such as footrests, headrests and adjustable lumbar systems.

          Commuter (Regional Jet) Seats. We are the leading manufacturer of regional aircraft seating in both the United States and worldwide markets. Our Silhouette(TM) Composite seats are similar to commercial jet seats in comfort and performance but typically do not have as many added comfort features. Consequently, they are lighter weight and require less maintenance.

          Spares. Aircraft seats require regularly scheduled maintenance in the course of normal passenger use. Airlines depend on seat manufacturers and secondary suppliers to provide spare parts and kit upgrade programs. As a result, a significant market exists for spare parts.

  Interior Systems Products

     We are the leading manufacturer of interior systems products for both narrow- and wide-body aircraft, offering a wide selection of coffee and beverage makers, water boilers, ovens, liquid containers, refrigeration equipment, oxygen delivery systems and a variety of other interior components. We estimate that as of February 24, 2001 we had an aggregate installed base of such equipment, valued at replacement prices, in excess of $970 million.

          Coffee Makers. We are the leading manufacturer of aircraft coffee makers. We manufacture a broad line of coffee makers, coffee warmers and water boilers, including the Flash Brew Coffee Maker, with the capability to brew 54 ounces of coffee in one minute, and a Combi(TM) unit which will both brew coffee and boil water for tea while utilizing 25% less electrical power than traditional 5,000-watt water boilers. We also manufacture a cappuccino/espresso maker.

          Ovens. We are the leading supplier of a broad line of specialized ovens, including high-heat efficiency ovens, high-heat convection ovens and warming ovens. Our newest offering, the DS Steam Oven, represents a new method of preparing food in-flight by maintaining constant temperature and moisture in the food. It addresses the airlines' need to provide a wider range of foods than can be prepared by convection ovens.

          Refrigeration Equipment. We are the worldwide industry leader in the design, manufacture and supply of commercial aircraft refrigeration equipment. We manufacture a self-contained wine and beverage chiller, the first unit specifically designed to rapidly chill wine and beverage on-board an aircraft.

          Oxygen Delivery Systems. We are a leading manufacturer of oxygen delivery systems for both commercial and general aviation aircraft. We are the only manufacturer with the capability to fully integrate overhead passenger service units with either chemical or gaseous oxygen equipment. Our oxygen equipment has been approved for use on all Boeing and Airbus aircraft and is also found on essentially all general aviation and VIP aircraft.

  Cabin Interior Structures

     We are a leader in designing and manufacturing galley structures and crew rest compartments. We estimate that as of February 24, 2001, we had an installed base of such equipment, valued at replacement prices, of approximately $866 million.

          Crew Rest Compartments. We are the worldwide leader in the design, certification and manufacture of crew rest compartments. Crew rest compartments are utilized by the flight crew during long-haul international flights. A crew rest compartment is constructed utilizing lightweight cabin interior technology and incorporating electrical, heating, ventilation and air conditioning and lavatory and sleep compartments.

          Galley Structures. Galley structures are generally custom designed to accommodate the unique product specifications and features required by a particular carrier. Galley structures require intensive design and engineering work and are among the most sophisticated and expensive of the aircraft's cabin interior products. We provide a variety of galley structures, closets and class dividers, emphasizing sophisticated and higher value-added galleys for wide-body aircraft. We also manufacture lavatories for commercial and freighter aircraft.

  Business Jets Products

     We entered the market for business jet aircraft products with the acquisition of Aircraft Modular Products, Inc., or AMP, in April 1998. By combining AMP's presence in the general aviation and VIP aircraft cabin interior products industry with that of our Puritan-Bennett Aero Systems Co., or PBASCO, and Aircraft Lighting Corporation, or ALC, product lines, which we acquired during fiscal 1999, we are now the leading manufacturer of a broad product line including a complete line of executive aircraft seating products, fluorescent lighting, air valves and oxygen delivery systems as well as sidewalls, bulkheads, credenzas, closets, galley structures, lavatories, tables and sofas. We have the capability to provide complete interior packages, including all design services, all interior components and program management services for executive aircraft interiors. We are the preferred supplier of seating products and direct and indirect lighting systems of essentially every general aviation airframe manufacturer. We estimate that as of February 24, 2001 we had an aggregate installed base of such equipment, valued at replacement prices, of approximately $1.4 billion.

  Engineering Services

     Our engineering services operation is a leader in providing design, integration, installation and certification services associated with the reconfiguration of commercial aircraft cabin interiors and converting commercial aircraft to freighters. We estimate that as of February 24, 2001, we had an installed base of such equipment, valued at replacement prices, of approximately $381 million.

          Passenger to Freighter Conversions. We are a leading supplier of structural design and integration services, including airframe modifications for passenger-to-freighter conversions. We are the leading provider of Boeing 767 passenger to freighter conversions and have performed conversions for Boeing 747-200 Combi, Boeing 747-200 (door only) and Airbus A300 B4 aircraft. Freighter conversions require sophisticated engineering capabilities and very large and complex proprietary parts kits.

          Engineering Design, Integration, Installation and Certification Services. We are a leader in providing engineering design, integration, installation and certification services for commercial aircraft passenger cabin interiors, offering our customers in-house capabilities to design, project manage, integrate, test and certify reconfigurations and modifications for commercial aircraft and to manufacture related products, including engineering kits and interface components. We provide a broad range of interior reconfiguration services which allow airlines to change the size of certain classes of service, modify and upgrade the seating, install telecommunications or entertainment options, relocate galleys, lavatories and overhead bins, and install crew rest compartments.

RESEARCH, DEVELOPMENT AND ENGINEERING

     We work closely with commercial airlines to improve existing products and identify customers' emerging needs. Our expenditures in research, development and engineering totaled $49 million for fiscal year 2001, $54 million for fiscal year 2000 and $56 million for fiscal year 1999. We employed approximately 618 professionals in the engineering and product development areas. We believe that we have the largest engineering organization in the cabin interior products industry, with not only software, electronic, electrical and mechanical design skills, but also substantial expertise in materials composition and custom cabin interior layout design and certification.

MARKETING AND CUSTOMERS

     We market and sell our products directly to virtually all of the world's major airlines and commercial and general aviation aircraft manufacturers. We market our general aviation products directly to all of the world's business jet airframe manufacturers, modification centers and operators. As of February 24, 2001, our sales and marketing organization consisted of 110 persons, along with 31 independent sales representatives. Our sales to non-U.S. airlines were approximately $280 million for fiscal 2001, $311 million for fiscal 2000 and $298 million for fiscal 1999, or approximately 42%, 43% and 42%, respectively, of net sales during such periods.

     Airlines select manufacturers of cabin interior products primarily on the basis of custom design capabilities, product quality and performance, on-time delivery, after-sales customer service, product support and price. We believe that our large installed base, our timely responsiveness in connection with the custom design, manufacture, delivery and after-sales customer service and product support of our products and our broad product line and stringent customer and regulatory requirements all present barriers to entry for potential new competitors in the cabin interior products market.

     We believe that our integrated worldwide marketing approach, focused by airline and encompassing our entire product line, is preferred by airlines. Led by a senior executive, teams representing each product line serve designated airlines that together accounted for almost 68% of the purchases of products manufactured by our company during fiscal 2001. These airline customer teams have developed customer specific strategies to meet each airline's product and service needs. We also staff "on-site" customer engineers at major airlines and airframe manufacturers to represent our entire product line and work closely with the customers to develop specifications for each successive generation of products required by the airlines. These engineers help customers integrate our wide range of cabin interior products and assist in obtaining the applicable regulatory certification for each particular product or cabin configuration. Through our on-site customer engineers, we expect to be able to more efficiently design and integrate products which address the requirements of our customers. We provide program management services, integrating all on-board cabin interior equipment and systems, including installation and Federal Aviation Administration certification, allowing airlines to substantially reduce costs. We believe that we are one of the only suppliers in the commercial aircraft cabin interior products industry with the size, resources, breadth of product line and global product support capability to operate in this manner. We market our general aviation products directly to all of the world's general aviation airframe manufacturers, modification centers and operators.

     Our program management approach requires that a program manager be assigned to each significant contract. The program manager is responsible for all aspects of the specific contract, including management of change orders and negotiation of related non-recurring engineering charges, monitoring the progress of the contract through its scheduled delivery dates and overall contract profitability. We believe that our customers derive substantial benefits from our program management approach, including better on-time delivery and higher service levels. We also believe our program management approach results in better customer satisfaction and higher profitability over the in-flight entertainment of a contract.

     During fiscal 2001, approximately 86% of our total revenues were derived from the airlines compared with 82% in fiscal 2000. Approximately 60% of our revenues during fiscal 2001 and 61% of our revenues during fiscal 2000 were from refurbishment, spares and upgrade programs. For fiscal 2001, and for fiscal 2000, no single customer accounted for 10% of total revenues. During fiscal 1999, one customer accounted for approximately 13% of our total revenues, and no other customer accounted for more than 10% of such revenues. The portion of our revenues attributable to particular airlines varies from year to year because of airlines' scheduled purchases of new aircraft and for retrofit and refurbishment programs for their existing aircraft.

BACKLOG

     We estimate that our backlog at February 24, 2001 was approximately $600 million, as compared with a backlog of $500 million on November 25, 2000, a low of $450 million on August 26, 2000 and $470 million on February 26, 2000. Of our backlog at February 24, 2001, approximately 66% is deliverable by the end of fiscal 2002; approximately 62% of our total backlog is with North American carriers, approximately 10% is with European carriers and approximately 19% is with Asian carriers.

CUSTOMER SERVICE

     We believe that our customers place a high value on customer service and product support and that such service is a critical factor in our industry. The key elements of such service include:

     - rapid response to requests for engineering designs, proposal requests and technical specifications;

     - flexibility with respect to customized features;

     - on-time delivery;

     - immediate availability of spare parts for a broad range of products; and

     - prompt attention to customer problems, including on-site customer training.

     Customer service is particularly important to airlines due to the high cost to the airlines of late delivery, malfunctions and other problems.

WARRANTY AND PRODUCT LIABILITY

     We warrant our products, or specific components thereof, for periods ranging from one to ten years, depending upon product type and component. We generally establish reserves for product warranty expense on the basis of the ratio of warranty costs incurred by the product over the warranty period to sales of the product. Actual warranty costs reduce the warranty reserve as they are incurred. We periodically review the adequacy of accrued product warranty reserves and revisions of such reserves are recognized in the period in which such revisions are determined.

     We also carry product liability insurance. We believe that our insurance is generally sufficient to cover product liability claims.

COMPETITION

     The commercial aircraft cabin interior products market is relatively fragmented with a number of competitors in each of the individual product categories. Due to the global nature of the commercial industry, competition in product categories comes from both U.S. and foreign manufacturers. However, as aircraft cabin interiors have become increasingly sophisticated and technically complex, airlines have demanded higher levels of engineering support and customer service than many smaller cabin interior products suppliers can provide. At the same time, airlines have recognized that cabin interior product suppliers must be able to integrate a wide range of products, including sophisticated electronic components, particularly in wide-body aircraft. We believe that the airlines' increasing demands on their suppliers will result in a consolidation of those suppliers that remain. We have participated in this consolidation through strategic acquisitions and internal growth and we intend to continue to participate in the consolidation.

     Our principal competitors for seating products are Group Zodiac S.A. and Keiper Recaro GmbH. Our primary competitors for interior systems products are Britax PLC, JAMCO, Scott Aviation and Intertechnique. Our principal competitors in the rapidly growing passenger to freighter conversion business include Boeing Airplane Services, Elbe Flugzeugwerko GMBH, a division of EADS, Israel Aircraft Industries, Pemco World Air Services and Aeronavili. Our principal competitors for other product and service offerings in our flight services and engineering services include TIMCO, JAMCO, Britax PLC, and Driessen Aircraft Interior Systems. The market for general aviation products and services is highly fragmented, consisting of numerous competitors, the largest of which is Decrane Aircraft Holdings.

MANUFACTURING AND RAW MATERIALS

     Our manufacturing operations consist of both the in-house manufacturing of component parts and sub-assemblies and the assembly of our specified and designed component parts that are purchased from outside vendors. We maintain state-of-the-art facilities, and we have an on going strategic manufacturing improvement plan utilizing lean manufacturing processes. We expect that continuous improvement from implementation of this plan for each of our product lines will occur over the next several years and should lower production costs, cycle times and inventory requirements and at the same time improve product quality, customer response and profitability.

GOVERNMENT REGULATION

     The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, and licenses component repair stations within the United States. Comparable agencies regulate such matters in other countries. We hold several Federal Aviation Administration component certificates and perform component repairs at a number of our U.S. facilities under Federal Aviation Administration repair station licenses. We also hold an approval issued by the UK Civil Aviation Authority to design, manufacture, inspect and test aircraft seating products in Leighton Buzzard, England and in Kilkeel, Northern Ireland and to design, manufacture, inspect and test our flight structures and engineering services products in Dafen, Wales. We also hold the necessary approvals to design, manufacture, inspect, test and repair our interior systems products in Nieuwegein, Netherlands and to inspect, test and repair products at our service centers throughout the world.

     In March 1992, the Federal Aviation Administration adopted Technical Standard Order C127, or TSO C127, requiring that all seats on certain new generation commercial aircraft installed after such date be certified to meet a number of new safety requirements, including an ability to withstand a 16G force. We understand that the Federal Aviation Administration plans to adopt in the near future additional regulations which will require that within the next five years all seats, including those on existing older commercial aircraft which are subject to the Federal Aviation Administration's jurisdiction, will have to comply with similar seat safety requirements. We have developed 32 different seat models that meet these new seat safety regulations, have successfully completed thousands of tests to comply with TSO C127 and, based on our installed base of 16G seats, are the recognized industry leader in this area.

ENVIRONMENTAL MATTERS

     Our operations are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, including those governing discharges and pollutants into the air and water and the management and disposal of hazardous substances and wastes. We may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations, such as the Federal Superfund law and similar state statutes, governing remediation of contamination at facilities that we currently or formerly owned or operated or to which we send hazardous substances or wastes for treatment, recycling or disposal. We believe that we are currently in compliance, in all material respects, with all environmental laws and regulations. However, we could become subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability relating to our facilities or operations.

PATENTS

     We currently hold 88 United States patents and 45 international patents, covering a variety of products. We believe that the termination, expiration or infringement of one or more of such patents would not have a material adverse effect on our company.

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

EMPLOYEES

     As of February 24, 2001, we had approximately 4,300 employees. Approximately 69.2% of these employees are engaged in manufacturing, 14.4% in engineering, research and development and 16.4% in sales, marketing, product support and general administration. Approximately 18% of our worldwide employees are represented by unions. A labor contract representing 301 U.S. employees expires on May 4, 2003. The labor contract with the only other domestic union, which represents approximately 2% of our employees, also runs through the year 2003. We consider our employee relations to be good.

LEGAL PROCEEDINGS

     We are a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on our business, results of operations or financial condition.

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

                          DESCRIPTION OF THE NEW NOTES

     The outstanding old notes were issued under an indenture dated as of April 17, 2001 (the "Indenture") between us, BE Aerospace, Inc. (the "Company"), as issuer, and The Bank of New York, as trustee (the "Trustee"), a copy of the form of which will be made available upon request. Upon the issuance of the new notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The following summary highlights certain material terms of the Indenture. Because this is a summary, it does not contain all of the information that is included in the Indenture. You should read the entire Indenture, including the definitions of certain terms used below, because it, and not this summary, defines your rights as holders of the Notes. You can find definitions of certain terms used in this description under the subheading "-- Certain Definitions." In this description, the word "Company" refers only to BE Aerospace, Inc. and not to any of its subsidiaries. We refer to the new notes throughout this description as the "New Notes," the old outstanding notes as the "Old Notes" and the New Notes and Old Notes together as the "Notes."

GENERAL

     The New Notes will be unsecured, senior subordinated obligations of the Company. The Indenture provides for the issuance by the Company of notes with a maximum aggregate principal amount of $300.0 million, of which $250.0 million have been issued. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that: (i) the New Notes will have been registered under the Securities Act and (ii) the registration rights and contingent interest reset provisions applicable to the Old Notes are not applicable to the New Notes. The Company may issue additional notes (the "Additional Notes") from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption "-- Certain Covenants -- Limitations on Indebtedness." The Notes and any Additional Notes subsequently issued under the Indenture would be treated a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. (Section 302) Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable (subject to compliance with transfer restrictions imposed by applicable securities laws for so long as the Notes are not registered for resale under the Securities Act), at the principal corporate trust office or agency of the Trustee in The City of New York maintained for such purposes at 101 Barclay Street, Floor 2 W, New York, New York 10286. (Sections 301 and 305) In addition, interest may be paid, at the option of the Company, by check mailed to the Person entitled thereto as shown on the Note Register. (Section 309) No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Notes will mature on May 1, 2011. Except as otherwise described below, each Note will bear interest at the applicable rate set forth on the cover page hereof from April 17, 2001 or from the most recent interest payment date to which interest has been paid, payable in cash semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2001, to the Person in whose name the Note (or any predecessor Note) is registered in the Note Register at the close of business on the April 15 or October 15 next preceding such interest payment date.

     As discussed under "The Exchange Offer," pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders of the Old Notes, at the Company's cost, either (i) to effect a registered Exchange Offer under the Securities Act to exchange the Old Notes for New Notes (the "Exchange Offer"), which will have terms identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) or (ii) in the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the

Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days following the date of the original issue of the Old Notes, or if any holder of the Old Notes (other than the initial purchasers) is not eligible to participate in the Exchange Offer, or upon the request of any initial purchaser in certain circumstances, to register the Old Notes for resale under the Securities Act through a shelf registration statement (the "Shelf Registration Statement"). In the event that either (a) the registration statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement") has not been declared effective on or prior to the 120th calendar day following the date of original issue of the Old Notes or (b) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 150th calendar day following the date of original issue of the Old Notes, the interest rate borne by the Old Notes shall be increased by one-half of one percent per annum following such 120-day period in the case of (a) above or following such 150-day period in the case of clause (b) above. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed one half of one percent per annum. Upon (x) the effectiveness of the Exchange Offer Registration Statement after the 120-day period described in clause (a) above or (y) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 150-day period described in clause (b) above, the interest rate borne by the Old Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest if the Company is otherwise in compliance with this paragraph. See "the Exchange Offer."

     Notes that remain outstanding after the consummation of the Exchange Offer and New Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

SUBORDINATION

     The payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness; provided, however, that the Notes shall rank equal with, or prior to, all existing and future unsecured indebtedness of the Company that is subordinated to any Senior Indebtedness. (Section 1301)

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its creditors, as such, or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Merger, Consolidation and Sale of Assets, Etc." below), the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents, before the holders of the Notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities")) on account of principal of (or premium, if any) or interest on the Notes: and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities) by set-off or otherwise, to which the holders or the Trustee would be entitled but for the provisions of the Indenture shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 1302)

     No payment (other than any payments made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of principal of (or premium, if any) or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes upon the occurrence of any default in payment of Designated Senior Indebtedness (a "Payment Default") until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. (Section 1303(a))

     No payment (other than any payments made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities), may be made by or on behalf of the Company on account of principal (or premium, if any) or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee of written notice thereof from the Agent Bank or any other representative of a holder of Designated Senior Indebtedness. (Section 1303(b))

     The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the Agent Bank or such other representative of the Designated Senior Indebtedness in respect of which the Non-payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default is cured, waived or ceased to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Agent Bank or such other representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period (it being acknowledged that any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period which would give rise to a Non-payment Default pursuant to any provision under which a Nonpayment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose).

     Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, would result in an Event of Default and, thereafter, holders of the Notes would have the right to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, at which time there may not be sufficient assets remaining to pay any amounts due on any or all of the Notes.

     "SENIOR INDEBTEDNESS" means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition by or against the Company under any bankruptcy laws) and all other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of (and premium, if any, on) and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition by or against the Company under any bankruptcy law) on all Indebtedness, and all other amounts and obligations of every nature of the Company, from time to time owed, under the Bank Credit Agreement. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, the 8 7/8% Notes, the 8% Notes, the 9 1/2% Notes and (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Indebtedness of the Company, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) that portion of any Indebtedness of the Company that at the time of incurrence is incurred in violation of any covenant of the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) trade accounts payable owed or owing by the Company, (vii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company, (viii) Redeemable Capital Stock of the Company and (ix) Indebtedness which when incurred and without respect to any election under Section 111 1(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

     "DESIGNATED SENIOR INDEBTEDNESS" means (i) all Senior Indebtedness under the Bank Credit Agreement and (ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $17 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

SINKING FUND

     The Notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

     OPTIONAL REDEMPTION. The Note will be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2006, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning on May 1 of the years indicated below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2006........................................................   104.4375%
2007........................................................   102.9583%
2008........................................................   101.4792%
2009 and thereafter.........................................     100.00%

     In addition, at any time or from time to time, on or prior to May 1, 2004, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 108.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes issued under the Indenture on the Issuance Date remains outstanding immediately after the occurrence of such redemption; provided further such redemption occurs within 60 days of the date of closing of each such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under "-- Selection and Notice."

     As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Certain Covenants -- Change of Control" and "-- Limitation on Disposition of Proceeds of Asset Sales." (Section 1101)

     SELECTION AND NOTICE. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1104, 1105, 1107 and 1108)

CERTAIN COVENANTS

     The Indenture will contain, among others, the covenants described below.

     LIMITATION ON INDEBTEDNESS. (a) The Indenture will provide that the Company will not create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Adjusted Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period, reflecting, in the case of such an acquisition, any amount attributable to operating expense that will be eliminated or cost reduction that will be realized (in each case, net of any operating expense or other cost increase) in connection with such acquisition, as determined in good faith by the chief financial officer of the Company in accordance with GAAP and the rules, regulations and guidelines of the Commission, as if such elimination of operating expense or the realization of such cost reduction were achieved at the beginning of such four-quarter period), would have been at least equal to 2.0 to 1 and (y) if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall have an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes.

     (b) The Company will not permit any Restricted Subsidiary to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness, unless (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to the matters referred to in clauses (i), (ii) and (iii) in the parenthetical in paragraph (a) of the "Limitation on Indebtedness" covenant), would have been at least equal to 3.0 to 1, and (y) any Restricted Subsidiary which incurs any Indebtedness pursuant to clause (x) of this paragraph (b) shall Guarantee the Notes in compliance with clause (i) of paragraph (b) and clauses
(i) (A), (ii) and (iii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant so long as such Indebtedness is outstanding. (Section 1010)

     LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture. (Section
1019)

     LIMITATION ON RESTRICTED PAYMENTS. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options warrants or other rights to purchase Redeemable Capital Stock),

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants or other rights to acquire such Capital Stock,

          (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, or

          (iv) make any Investment (other than any Permitted Investment) in any Person,

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution):

          (1) no Default or Event of Default shall have occurred and be continuing:

          (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant, and

          (3) the aggregate amount of all Restricted Payments declared or made after the date of the 9 7/8% Notes Indenture shall not exceed the sum of:

             (A) 50% of the aggregate cumulative Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day after the date of the 9 7/8% Notes Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

             (B) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Company's Board of Directors, whose determination shall be conclusive), received after the date of the 9 7/8% Notes Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of the Company, plus

             (C) the aggregate net cash proceeds received after the date of the 9 7/8% Notes Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

             (D) to the extent not otherwise included in the Company's Consolidated Adjusted Net Income, the net reduction in Investments constituting a Restricted Payment resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary or from the sale of such Investment after the date of the 9 7/8% Notes Indenture or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed the total amount of Investments (other than Permitted Investments) after the date of the 9 7/8% Notes Indenture in such Unrestricted Subsidiary or such Investment by the Company and its Restricted Subsidiaries, plus

             (E) $10 million.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses
(ii), (iii), (iv), (v) and (vi) below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

          (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

          (iv) the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of Control" covenant; provided that prior to such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (v) the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the Notes to the same extent as the Notes are subordinated to Senior Indebtedness and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes; and

          (vi) the purchase, redemption or other acquisition or retirement for value of shares of Common Stock of the Company issued pursuant to non-qualified options granted under stock option plans of the Company, in order to pay withholding taxes due as a result of income recognized upon the exercise of such options; provided that (1) the Company is required, by the terms of such plans, to effect such purchase, redemption or other acquisition or retirement for value of such shares and (2) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2 million during any fiscal year of the Company.

     The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)) and the actions described in clause (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     (c) In computing Consolidated Adjusted Net Income of the Company under clause (3)(A) of paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period. (Section 1011)

     LIMITATION ON ISSUANCES AND SALES OF RESTRICTED SUBSIDIARY STOCK. The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a wholly owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company or a wholly owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit:

          (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture,

          (2) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, or

          (3) the issuance and sale of Capital Stock by a Restricted Subsidiary, or the ownership by any Person of any Capital Stock of a Restricted Subsidiary, if, in each case, the Company has made, or is making, an Investment in such Restricted Subsidiary pursuant to clause (v) of the definition of "Permitted Investment." (Section 1012)

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Company's Capital Stock at any time outstanding ("Interested Persons"), unless:

          (i) such transaction is among the Company and wholly owned Restricted Subsidiaries; or

          (ii) (A) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those which could have been obtained in an arm's length transaction with third parties who are not Interested Persons, (B) with respect to any transaction involving aggregate consideration equal to or greater than $2 million, the Company has delivered an Officers' Certificate to the Trustee certifying that such transaction complies with clause (ii)(A) above, and (C) with respect to any transaction involving aggregate consideration equal to or greater than $5 million, such transaction has been approved by the Board of Directors (including a majority of the Disinterested Directors);

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provided, however, that this covenant will not restrict the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Limitation on Restricted Payments" shall not be deemed to be subject to the provisions of this provision. (Section 1013)

     LIMITATION ON LIENS SECURING PARI PASSU INDEBTEDNESS OR SUBORDINATED INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Pari Passu Indebtedness or Subordinated Indebtedness of the Company on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Subordinated Indebtedness of the Company, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

     (b) The Company will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) securing Indebtedness of such Restricted Subsidiary that is pari passu or subordinate in right of payment to the Guarantee of such Subsidiary, on or with respect to any of such Restricted Subsidiary's properties or assets, including any shares of stock or Indebtedness of any Subsidiary of such Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness of the Restricted Subsidiary that is pari passu in right of payment to the Guarantee of such Restricted Subsidiary, such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Indebtedness of the Restricted Subsidiary that is subordinate in right of payment to the Guarantee of such Restricted Subsidiary, such Guarantee is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien. (Section 1014)

     CHANGE OF CONTROL. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 60 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder and the Banks notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Noteholders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

     One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest

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

such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "-- Certain Definitions" for the definition of "Change of Control."

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. (Section 1015)

     LIMITATION ON DISPOSITION OF PROCEEDS OF ASSET SALES. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

          (i) such Asset Sale is for not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and

          (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents;

provided that the Company and its Restricted Subsidiaries may engage in Asset Sales for consideration not in the form of cash or Cash Equivalents in amounts in excess of that permitted in this clause (ii), so long as (x) such excess consideration is in the form Fully Traded Common Stock, (y) the aggregate Fair Market Value of such Fully Traded Common Stock received by the Company and its Restricted Subsidiaries (measured as of the date of receipt) from all Asset Sales in reliance on this proviso since the date of the Indenture that has not been converted into cash or Cash Equivalents does not exceed $10 million and (z) any Fully Traded Common Stock that is converted into cash or Cash Equivalents shall be applied as provided in paragraphs (b) and (c) of this "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) repay or prepay any then outstanding Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or Indebtedness represented by the 9 1/2% Notes or the 8% Notes or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date or in businesses reasonably related thereto. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clauses (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes and from the holders of any Pari Passu Indebtedness, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount (expressed as a multiple of $1,000) of Notes and any Pari Passu Indebtedness, if any, that may be purchased with the Excess Proceeds. The offer price as to each Note and any Pari Passu Indebtedness, if any, shall be payable in cash in an amount

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

equal to 100% of the principal amount of such Note and any Pari Passu Indebtedness, if any, plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Notes and any Pari Passu Indebtedness, if any, tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and any Pari Passu Indebtedness, if any, validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes and any Pari Passu Indebtedness, if any, to be purchased will be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and any Pari Passu Indebtedness. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. (Section 1016)

     LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary unless:

          (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary except that (A) if the Notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness under the Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes;

          (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

          (iii) such Restricted Subsidiary shall appoint CT Corporation in New York City as its agent for the service of process; and

          (iv) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such appointment of CT Corporation is valid, (B) such Guarantee of the Notes has been duly executed and authorized and (C) such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such Guarantee. (Section 1017)

     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of
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

the Company, (c) make loans or advances to the Company or any other Restricted Subsidiary of the Company or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law,
(ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) any agreement in existence on the Closing Date (to the extent of any encumbrances or restrictions in existence thereunder on the Closing Date) and (v) any agreement providing for the incurrence of Indebtedness of Restricted Subsidiaries pursuant to either clause (x) of paragraph (b) of the "Limitation of Indebtedness" covenant or clause (vii) of the definition of Permitted Subsidiary Indebtedness provided that any Restricted Subsidiary that becomes subject to any such encumbrances or restrictions pursuant to this clause (v) shall Guarantee the Notes in compliance with the provisions of clause (i) of paragraph (b) and clauses (i)(A), (ii) and (iii) of paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant so long as such encumbrances or restrictions shall exist (and will thereafter be released from such Guarantee). (Section 1018)

     REPORTS. The Indenture will require that the Company file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. (Section 1009)

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

     The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are sold, assigned, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; and (iii) immediately after giving effect to such transaction or
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

series of transactions on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions. (Section 801)

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

     Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes; or

          (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, for 30 days; or

          (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

          (iv) the Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

          (v) default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $5 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (vi) one or more final judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5 million, either individually or in the aggregate, shall be entered against the Company or any of its Significant Subsidiaries or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vii) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 30 days after written notice of such failure requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

          (viii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary. (Section 501)

     If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable, provided, however, that, for so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (i) five Business Days following delivery of notice to the Agent Bank of the intention to accelerate the Notes or (ii) the acceleration of any Indebtedness under the Bank Credit Agreement. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes,
(iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. (Section
502)

     Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because an Event of Default shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Notes, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period. (Section 502)

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section 513)

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (Section 507)

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; or exercising any trust or power conferred on the Trustee under the Indenture. (Sections 512 and 602)

     If a Default or an Event of Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within five days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders. (Section 601)

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). The Company is permitted to exercise defeasance or covenant defeasance only with the consent of the Banks. (Sections 1202 and 1203)

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such

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defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1204)

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder; provided, however, that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) modify the "Limitation on Other Senior Subordinated Indebtedness" covenant or any of the provisions in the Indenture relating to the subordination of the Notes in a manner adverse to the holders, (v) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (vi) waive a default in payment with respect to the Notes, (vii) alter the Company's obligation to purchase the Notes in accordance with the Indenture or waive any default in the performance thereof, (viii) reduce or change the rate or time for payment of interest on the Notes or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture. (Sections 901 and 902) The ability of the Company to amend the Indenture will be restricted by the terms of the Bank Credit Agreement.

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

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs. (Section 602)

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person or (b) existing at the time such Person becomes a subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a subsidiary).

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, in the case of the Company and its Restricted Subsidiaries, also means AET and The K.A.D. Companies, Inc.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or a wholly owned Restricted Subsidiary, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary;
(b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (c) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets (i) that is governed by the provisions of the Indenture governing "Merger, Consolidation and Sale of Assets," (ii) to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant or (iii) having a Fair Market Value of less than $250,000.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Bank Credit Agreement" means the Credit Agreement dated as of October 29, 1993, amended and restated as of August 7, 1998, and as further amended as of December 4, 1998 and as of December 21, 1999,

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

between the Company and the Banks as in elect on the date hereof and as such Agreement may be amended, restated, supplemented, replaced, refinanced, substituted or otherwise modified from time to time.

     "Banks" means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement.

     "BEAH (UK)" means BE Aerospace Holdings (UK) Limited (Company number
516846).

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; and (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or sells, assigns conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) any final order judgment or decree of a court of competent jurisdiction shall be entered against the Company decreeing the dissolution or liquidation of the Company.

     "Closing Date" means the date of the closing of the offering of the Notes.

     "Commission" means the Securities and Exchange Commission.

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     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding at the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions, (c) the net income (or net loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period, (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, and (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Noncash Charges, in each case, for such period, of such Person and its subsidiaries on a consolidated basis, all determined in accordance with GAAP, to
(b) the sum of such Consolidated Interest Expense for such period; provided that
(i) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements. If such Person or any of its subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iii) the aggregate dividends paid or accrued on Preferred Stock of such Person or its Subsidiaries, to the extent such Preferred Stock is owned by Persons other than such Person and its Subsidiaries.

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

     "Consolidated Net Tangible Assets" of any Person means, as of any date, (a) all amounts that would be shown on the latest consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, at the date of determination less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

     "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Noncash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Adjusted Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Eligible Inventories" as of any date means the consolidated inventories of the Company and its Restricted Subsidiaries (net of any reserve) on the basis of the method of accounting (either last in/first out or first in/first out) used by the Company in the preparation of its financial statements included in the latest Form 10-K filed by the Company under the Securities Act, as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

     "Eligible Receivables" as of any date means the consolidated accounts receivables (net of any reserve) of the Company and its Restricted Subsidiaries that are not more than 60 days past their due date and that were entered into on normal payment-terms as shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries, all in accordance with GAAP.

     "Equity Offering" means any public or private sale of common stock of the Company, other than (i) any public offerings with respect to the Company's Common Stock registered on Form S-8 or Form S-4 and (ii) any private placement occurring in connection with or after the occurrence of a Change of Control when the Company's Common Stock is eligible for delisting from a national securities exchange or automated quotation dealer system on which such Common Stock was trading or quoted prior to such Change of Control.

     "Event of Default" has the meaning set forth under "Events of Default" herein.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

     "Fully Traded Common Stock" means Common Stock issued by any corporation if
(A) such Common Stock is listed on either The New York Stock Exchange, The American Stock Exchange, The London Stock Exchange or the Nasdaq National Market; provided that such Common Stock is freely tradeable under the Securities Act (or, in the case of The London Stock Exchange, any applicable law, rule or regulation) upon issuance; and (B) such Common Stock does not constitute more than 15% of the issued and outstanding Common Stock of such corporation held by Persons other than 10% holders of such Common Stock and Affiliates and insiders of such corporation.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the Closing Date.

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

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantee" means any guarantee of any Indebtedness of the Company incurred by any Restricted Subsidiary pursuant to (1) paragraph (a) of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant, (2) clause (v) of the "Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries" covenant, or (3) clause (y) of paragraph (b) of the "Limitation on Indebtedness" covenant. When used as a verb, "Guarantee" shall have a corresponding meaning.

     "Guarantor" means any Restricted Subsidiary which incurs a Guarantee.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted
Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note or an installment of interest becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

     "Pari Passu Indebtedness" means Indebtedness of the Company which is pari passu with the Notes.

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness of the Company in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $200 million and
     (ii) the sum of 80% of the aggregate amount of Eligible Receivables and 50% of the aggregate amount of Eligible Inventory, measured as of the most recent fiscal quarter preceding the time such Indebtedness is incurred;

          (ii) Indebtedness of the Company under the Notes;

          (iii) Indebtedness of the Company outstanding on the date of the Indenture (other than Indebtedness incurred pursuant to clause (i) of this definition);

          (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations and obligations under currency exchange contracts entered into in the ordinary course of business;

          (v) Indebtedness of the Company to any wholly owned Restricted Subsidiaries;

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          (vi) Indebtedness of the Company consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (vii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company incurred pursuant to the "Limitation on Indebtedness" covenant or clauses (ii) and (iii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate. to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes; and

          (viii) Indebtedness in an aggregate principal amount not in excess of $50 million at any one time outstanding, less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (vii) of the definition thereof.

     "Permitted Investments" means any of the following:

          (i) Investments in Cash Equivalents;

          (ii) Investments in the Company or wholly owned Restricted
     Subsidiaries;

          (iii) Investments in an amount not to exceed $15 million at any one time outstanding;

          (iv) Investments by the Company or any Restricted Subsidiary of the Company in another Person, if as a result of such Investment (A) such other Person becomes a wholly owned Restricted Subsidiary or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly owned Restricted Subsidiary; or

          (v) Investments from the date of the Indenture in a Restricted Subsidiary that is less than wholly owned in an aggregate amount measured at the time of Investment (less payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, to the extent not included in clause (D) of the last paragraph of Subsection (a) of the "Limitation on Restricted Payments" covenant) not to exceed 5% of Consolidated Net Tangible Assets of the Company. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of Investment.

     "Permitted Liens" means the following types of Liens:

          (i) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

          (ii) Liens securing the Notes;

          (iii) Liens securing the Guarantees;

          (iv) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that any such Lien does not extend to any property or assets of the Company or any Restricted

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

     Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness; and

          (v) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (d); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Permitted Subsidiary Indebtedness" means any of the following:

          (i) Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture;

          (ii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

          (iii) Indebtedness of any Restricted Subsidiary to any wholly owned Restricted Subsidiary of the Company or to the Company;

          (iv) Indebtedness of any Restricted Subsidiary consisting of guaranties, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (v) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary incurred pursuant to clause (i) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Restricted Subsidiary incurred in connection with such refinancing and such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes;

          (vi) Indebtedness (as defined in clauses (e) and (f) of the definition of Indebtedness) to the Noteholders incurred pursuant to provisions of the Indenture;

          (vii) Indebtedness in an amount not to exceed $50 million at any one time outstanding, less the amount of Permitted Indebtedness then outstanding pursuant to clause (viii) of the definition thereof and

          (viii) Guarantees of Indebtedness of the Company permitted under the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated

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

Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

     "Significant Subsidiary" of the Company means any Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act, and in any event shall include any Guarantor.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the Indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

     "Unrestricted Subsidiary" means (1) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns, or holds any Lien on, any property of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated; provided that either (x) the Subsidiary to be designated has total assets of $1,000 or less at the time of its designation or
(y) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "wholly owned" with respect to any Subsidiary, means any Subsidiary of any Person of which at least 99% of the outstanding Capital Stock is owned by such Person or another wholly owned Subsidiary of such Person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "8% Notes" means the Company's 8% Senior Subordinated Notes due 2008.

     "9 7/8% Notes" means the Company's 9 7/8% Senior Subordinated Notes due
2006.

     "9 1/2% Notes" means the Company's 9 1/2% Senior Subordinated Notes due
2008.
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BOOK-ENTRY DELIVERY AND FORM

     The certificates representing the Notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the Notes will be deposited with, or on behalf of, The Depository Trust Company New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee in the form of a global note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee.

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                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The company has agreed that for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, we agreed that it would not for a period of 120 days from April 11, 2001, the date of the offering memorandum distributed in connection with the sale of the old notes, directly or indirectly offer, sell, grant any options to purchase or otherwise dispose of any debt securities other than in connection with this exchange offer.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Chase Securities Inc., JP Morgan, CIBC World Markets Corp. and First Union Securities, Inc., the initial purchasers of the old notes, that following completion of the exchange offer they intend to make a market in the new notes to be issued in the exchange offer; however, such entities are under no obligation to do so and any market activities with respect to the new notes may be discontinued at any time.

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                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the new notes will be passed upon for us by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the annual report of BE Aerospace, Inc. on Form 10-K for the year ended February 24, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. Copies of documents we file can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's Web page on the Internet at http://www.sec.gov. This Web site contains reports, proxy statements and other information regarding registrants such as ourselves that have filed electronically with the Commission. Our common stock is listed on the Nasdaq National Market. As a result, you can also read and copy information we file at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus constitutes a part of a registration statement filed by us with the Commission under the Securities Act of 1933, as amended. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. Therefore, we make in this prospectus reference to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     The indenture governing the notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, and at our cost, copies of such reports to prospective purchasers of the notes.

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               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with the Commission, which means:

     - incorporated documents are considered part of the prospectus;

     - we can disclose unimportant information to you by referring to those documents; and

     - information that we file later with the Commission will automatically update and supersede this information.

     We incorporated by reference our annual report on Form 10-K, for the fiscal year ended February 24, 2001, which we filed with the Commission under the Securities and Exchange Act of 1934. We also incorporate by reference our definitive Proxy Statement dated June 16, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning our General Counsel at the following address:

     BE Aerospace, Inc.
     1400 Corporate Center Way
     Wellington, Florida 33414
     Attention: General Counsel
     (561) 791-5000

     We also incorporate by reference each of the following documents that we will file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement and any filings thereafter and prior to the termination of the exchange offer:

     - reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

     - definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

     - any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

     Such documents will become a part of this prospectus from the date such documents are filed.

     Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, as so modified or superseded, to constitute a part of this prospectus.

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